EXHIBIT 10.1

Execution Copy

CREDIT AGREEMENT

dated as of September 22, 2014,

among

HC2 HOLDINGS, INC.,

as Borrower,

and

THE GUARANTORS PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO

and

JEFFERIES FINANCE LLC,

as Arranger, Book Manager, Documentation Agent and Syndication Agent

and

JEFFERIES FINANCE LLC,

Administrative Agent and Collateral Agent

i

ANNEXES

Annex I	Initial Lenders and Commitments

SCHEDULES

Schedule 1.01(a)	Acquisition Documents
Schedule 1.01(b)	Mortgaged Property
Schedule 1.01(c)	Subsidiary Guarantors

Schedule 1.01(d)	Pledgors
Schedule 1.01(e)	Immaterial Subsidiaries
Schedule 1.01(f)	Exchange Notes Redemption Premiums
Schedule 3.05(b)	Real Property
Schedule 3.07(a)	Subsidiaries
Schedule 3.17(e)	Foreign Plans
Schedule 3.19	Insurance
Schedule 4.01(g)	Local Counsel
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(b)	Existing Investments
Schedule 6.09	Affiliate Transactions
Schedule 6.13	Schuff Stock Plans and Stock Agreements; Bridgehouse Marine Stock Plans and Stock Agreements
Schedule 8.01(j)	ERISA Events and other Noncompliance

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Intercompany Note
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Exchange Request
Exhibit G	Reserved
Exhibit H	Reserved
Exhibit I	Form of Term Note
Exhibit J	Form of Perfection Certificate
Exhibit K	Form of Security Agreement
Exhibit L	Form of U.S. Tax Compliance Certificate
Exhibit M	Form of Solvency Certificate
Exhibit N	Form of Opinion of Borrower’s Special Counsel

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of September 22, 2014, among HC2 Holdings, Inc., a Delaware corporation (“Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, Jefferies Finance LLC, as lead arranger (in such capacity, the “Arranger”), as book manager (in such capacity, the “Book Manager”), as documentation agent for the Lenders (in such capacity, the “Documentation Agent”) and as syndication agent for the Lenders (in such capacity, the “Syndication Agent”), and Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”).

WITNESSETH:

WHEREAS, Borrower has requested the Lenders to extend credit in the form of (a) term loans on the Closing Date, in an aggregate principal amount not in excess of $214,000,000 (the “Initial Interim Term Loans”), the proceeds of which will be used solely to (x) repay in full all Existing Indebtedness, accrued interest thereon and fees related thereto, (y) pay the cash consideration for the acquisition (the “Closing Date Acquisition”) of approximately 95% of the equity interests in Bridgehouse Marine Limited, a private limited liability company organized under the laws of the United Kingdom with registered number 04352407 (“Bridgehouse Marine”), pursuant to that certain Sale and Purchase Agreement (the “Closing Date Acquisition Agreement”), dated September 22, 2014 between the parties named on Schedule I thereto and Global Marine Holdings, LLC “(Newco”) and (z) pay fees, costs and expenses related to the Transactions contemplated by this Agreement and the other Loan Documents, and (b) delayed interim term loans on or prior to the Delayed Draw Expiration Date at the request of Borrower in an aggregate principal amount of up to $36,000,000 (the “Delayed Draw Interim Term Loans”), the proceeds of which will be used solely pay the cash consideration (and fees and expenses relating thereto) for the acquisition of up to 30% of the equity interests in Schuff International, Inc., a Delaware corporation (“Schuff”), pursuant to either a tender offer therefor in accordance with the Offer to Purchase dated August 21, 2014 and any related short-form merger or any other acquisition (including by way of merger, subsequent tender offer or private or open market purchases) at or below the price set forth in the Offer to Purchase related thereto (the “Delayed Draw Tender Offer”).

WHEREAS, the Lenders are willing to extend such credit to Borrower on the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, is used when such Loan comprising such Borrowing is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (a) (x) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (y) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period and (b) 1.00% per annum.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor administrative agent pursuant to Article IX.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(a).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied from time to time by the Administrative Agent.

“Advisors” shall mean legal counsel (including local, foreign and in-house counsel), auditors, accountants, consultants, appraisers, engineers or other advisors.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, (x) for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an officer or director of the person specified, (y) for purposes of this Agreement, each of LightSquared Inc., Harbinger Group Inc. and Harbinger Capital Partners LLC shall be deemed to be an “Affiliate” of Borrower and (z) for purposes of this Agreement, Jefferies LLC and its Affiliates shall be deemed to be “Affiliates” of Jefferies Finance LLC. Jefferies LLC and its Affiliates (including Jefferies Finance LLC) are not, and shall not be deemed to be, “Affiliates” of Borrower.

“Affiliated Debt Fund” shall mean any Affiliate of Borrower (other than Borrower or any of its Subsidiaries) that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course, is not organized for the purpose of making equity investments, and with respect to which (i) any such Affiliated Debt Fund has in place customary information barriers between it and Borrower and any other Affiliate of Borrower that is not primarily engaged in the investing activities described above, (ii) its managers have fiduciary duties to the investors thereof independent of and in addition to their duties to such Affiliate of Borrower, and (iii) investment vehicles managed or advised by such Affiliate of Borrower that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not, either directly or indirectly, make investment decisions for such entity.

“Affiliated Lender” shall mean a Lender that is an Affiliate of Borrower (other than Borrower or any of its Subsidiaries).

“Affiliated Lender Assignment and Assumption” shall mean an assignment an assumption entered into by a Lender and an Affiliated Lender (with the consent of any party whose consent is required pursuant to Section 11.04(j)) and accepted by the Administrative Agent pursuant to the terms thereof, in a form as shall be approved by the Administrative Agent (including electronic documentation generated by ClearPar, Markitclear or other electronic platform). To the extent approved by the Administrative Agent, an Affiliated Lender Assignment and Assumption may be electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent.

“Agents” shall mean the Arranger, the Documentation Agent, the Syndication Agent, the Administrative Agent, the Collateral Agent and the Book Manager; and “Agent” shall mean any of them as the context requires.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greater of (a) the Base Rate in effect on such day, (b) 2.00%, (c) the Federal Funds Effective Rate in effect on such day plus 0.50% and (d) except during the Eurodollar Unavailability Period, the Adjusted LIBOR Rate for a Eurodollar Loan with a one-month interest period (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBOR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (c) or (d), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the then applicable or the Adjusted LIBOR Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the then applicable Adjusted LIBOR Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.21.

“Applicable Margin” shall mean, for any day (i) on and after the Closing Date and prior to December 22, 2014, with respect to any Loan that is an ABR Loan, 7.50% per annum and any Loan that is a Eurodollar Loan, 8.50% per annum, (ii) on and after December 22, 2014 and prior to March 22, 2015, with respect to any Loan that is an ABR Loan, 8.50% per annum per annum and any Loan that is a Eurodollar Loan, 9.50% per annum, (iii) on and after March 22, 2015 and prior to June 22, 2015, with respect to any Loan that is an ABR Loan, 9.50% per annum and any Loan that is a Eurodollar Loan, 10.50% per annum, (iv) on and after June 22, 2015, with respect to any Loan that is an ABR Loan, 10.50% per annum and any Loan that is a Eurodollar Loan, 11.50% per annum per annum.

“Approved Electronic Communications” shall mean any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agents or the Lenders by means of electronic communications pursuant to Section 11.01(b).

“Approved Fund” shall mean any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) any disposition of any property, by any Company and (b) any issuance or sale of any Equity Interests of any Subsidiary of Borrower, in each case, to any person other than a Loan Party. Notwithstanding the foregoing, none of the following shall constitute “Asset Sales”: (i) any disposition of assets permitted by, or expressly referred to in, Section 6.03(a), 6.04(c), 6.05(a), or Section 6.06 (other than Section 6.06(b)) and (ii) solely for purposes of clause (a) above, any other disposition of any property, by any Company for Fair Market Value resulting in not more than $250,000 in Net Cash Proceeds per asset sale (or series of related asset sales) and not more than $500,000 in Net Cash Proceeds in any fiscal year.

“Assignment and Assumption” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required pursuant to Section 11.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit A, or such other form as shall be approved by the Administrative Agent (including electronic documentation generated by ClearPar, Markitclear or other electronic platform).

“Bailee Letter” shall have the meaning assigned to such term in the Security Agreement.

“Base Rate” shall mean, for any day, the prime rate published in The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Base Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates); each change in the Base Rate shall be effective on the date such change is effective. The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Blackiron Equity Purchase Agreement” shall mean that certain Equity Purchase Agreement, dated as of April 17, 2013, among Rogers Communications Inc., Borrower (f/k/a Primus Telecommunications Group, Incorporated) and Primus Telecommunications Canada Inc.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (iii) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Book Manager” shall have the meaning assigned to such term in the preamble hereto.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean an Initial Interim Term Loan Borrowing or a Delayed Draw Interim Term Loan Borrowing, as the case may be.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Bridgehouse Marine” shall have the meaning assigned to such term in the first recital hereto.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law or other governmental action to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Cap Rate” shall mean 13.5% per annum.

“Capital Expenditures” shall mean, without duplication, (a) any expenditure or commitment to expend money for any purchase or other acquisition of any asset including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of Borrower and its Subsidiaries, Schuff and its Subsidiaries or Bridgehouse Marine and its Subsidiaries, as the case may be, in each case prepared in accordance with GAAP, and (b) Capital Lease Obligations and Synthetic Lease Obligations, but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property pursuant to Section 2.10(g), (ii) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time and (iii) Permitted Acquisitions.

“Capital Lease” shall mean, with respect to any person, any lease of, or other arrangement conveying the right to use, any property by such person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such person prepared in accordance with GAAP.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction or any Synthetic Lease, or a combination thereof, which obligations are (or would be, if such Synthetic Lease or other lease were accounted for as a Capital Lease) required to be classified and accounted for as Capital Leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof (or the amount that would be capitalized, if such Synthetic Lease or other lease were accounted for as a Capital Lease) determined in accordance with GAAP.

“Capital Requirements” shall mean, as to any person, any matter, directly or indirectly, (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of such person’s capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by such person or any person controlling such person (including any direct or indirect holding company), or the manner in which such person or any person controlling such person (including any direct or indirect holding company), allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

“Cash Equivalents” shall mean, as of any date of termination and as to any person, any of the following (a) marketable securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person, (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person, (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any person meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities, (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person, (e) investments in money market funds at least 95% of whose assets are comprised of securities of the types described in clauses (a) through (d) above, (f) in the case of any Foreign Subsidiary only, direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), (g) instruments equivalent to those referred to in clauses (c) and (d) above denominated in Singapore Dollars, HK Dollars, Yuan, and GB pounds comparable in credit quality and customarily used by multinational companies with operations in Singapore, Hong Kong, the People’s Republic of China and Great Britain, respectively, for cash management purposes, (h) short-term investments denominated in Singapore Dollars, HK Dollars, Yuan, and GB pounds approved by the Administrative Agent in its reasonable discretion and (i) demand or time deposits, certificates of deposit or money market mutual funds issued by (x) any commercial bank having, or which is the principal banking subsidiary of a bank holding company having capital, surplus and undivided profits aggregating in excess of $500,000,000 or (y) any bank or other institution that is reasonably acceptable to the Administrative Agent.

“Casualty Event” shall mean any loss of title (other than through a consensual disposition of such property in accordance with this Agreement) or any loss of or damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Company. “Casualty Event” shall include any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Legal Requirement, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

A “Change in Control” shall mean the occurrence of any of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or group or its respective subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Voting Stock of Borrower representing a greater percentage than the percentage “beneficially owned” by the Permitted Holders of the total outstanding Voting Stock of Borrower (and taking into account all such securities that such person or group has the right to acquire (whether pursuant to an option right or otherwise)), (ii) Borrower ceases to own, directly or indirectly, (x) prior to the consummation of the Delayed Draw Tender Offer, Equity Interests representing at least 70% of the total economic interests of the Equity Interests of Schuff and (y) after the consummation of the Delayed Draw Tender Offer, Equity Interests representing at least the percentage of the total economic interests of the Equity Interests of Schuff owned by Borrower upon the consummation of the Delayed Draw Tender Offer (less, in the case of clause (x) and (y) Equity Interests issued pursuant to Section 6.13(b)) or (iii) Borrower ceases to own, directly or indirectly, Equity Interests representing at least 93.5% of the total economic interests of the Equity Interests of Bridgehouse Marine (less Equity Interests issued pursuant to Section 6.13(b)); or

(e) during any period of 12 consecutive months, a majority of the members of the Board of Directors of Borrower cease to be composed of individuals (i) who were members of that Board of Directors at the commencement of such period, (ii) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clause (i) constituting at the time of such election or nomination at least a majority of that Board of Directors or by the Permitted Holders or (iii) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clauses (i) and (ii) constituting at the time of such election or nomination at least a majority of that Board of Directors (excluding, in the case of both preceding clauses (i) and (ii), any individual whose initial nomination for, or assumption of office as, a member of that Board of Directors occurs as a result of an actual (or threatened) solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors).

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, policy, or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 11.13.

“Claims” shall have the meaning assigned to such term in Section 11.03(b).

“Closing Date” shall mean the date of the initial Credit Extension of Initial Interim Term Loans hereunder.

“Closing Date Acquisition” shall have the meaning assigned to such term in the first recital hereto.

“Closing Date Acquisition Agreement” shall have the meaning assigned to such term in the first recital hereto.

“Closing Date Acquisition Documents” shall mean the collective reference to the Closing Date Acquisition Agreement and the other documents listed or required to be listed on Schedule 1.01(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature, whether now existing or hereafter acquired, pledged or purported to be pledged as collateral or otherwise subject to a security interest or purported to be subject to a security interest under any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Collateral Coverage Ratio” shall mean, as of any date of determination, the ratio of the Loan Collateral to Consolidated Secured Debt.

“Commitment” shall mean an Initial Interim Term Loan Commitment or a Delayed Draw Interim Term Loan Commitment, as the context may require.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 11.01(b).

“Companies” shall mean Borrower and its Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer of Borrower substantially in the form of Exhibit C or such other form as may be approved by the Administrative Agent and Borrower.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, without duplication, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of Borrower (other than Schuff and Bridgehouse Marine) only if a corresponding amount of cash would be permitted to be distributed to Borrower by such Subsidiary by operation of the terms of its Organizational Documents and all agreements, instruments, Orders and other Legal Requirements applicable to such Subsidiary or its equityholders during such period):

(a) Consolidated Interest Expense for such period;

(b) Consolidated Amortization Expense for such period;

(c) Consolidated Depreciation Expense for such period;

(d) Consolidated Tax Expense for such period;

(e) the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period or the amortization of a prepaid cash item that was paid in a prior period or any write-down or writeoff of assets for such period); and

(f) increases in any change in LIFO reserves for such period determined on a consolidated basis in accordance with GAAP; and

(y) subtracting therefrom the aggregate amount of all non-cash charges increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a) imputed interest on Capital Lease Obligations and Attributable Indebtedness of Borrower or any of its Subsidiaries for such period;

(b) commissions, discounts and other fees and charges owed by Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing, receivables financings and similar credit transactions for such period;

(c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Borrower or any of its Subsidiaries for such period;

(d) cash contributions to any employee stock ownership plan or similar trust made by Borrower or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Borrower or any of its Wholly Owned Subsidiaries) in connection with Indebtedness incurred by such plan or trust for such period;

(e) all interest paid or payable with respect to discontinued operations of Borrower or any of its Subsidiaries for such period;

(f) the interest portion of any payment obligations of Borrower or any of its Subsidiaries for such period deferred for payment at any future time, whether or not such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness and/or Contingent Obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; and

(g) all interest on any Indebtedness of Borrower or any of its Subsidiaries of the type described in clause (e) or (j) of the definition of “Indebtedness” for such period;

provided that Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements (including associated costs) intended to protect against fluctuations in interest rates, but excluding unrealized gains and losses with respect to any such Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a) the net income (or loss) of any person (other than a Subsidiary of Borrower) in which any person other than Borrower or any of its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Borrower or (subject to clause (b) below) any of its Wholly Owned Subsidiaries from such person during such period;

(b) the net income of any Subsidiary of Borrower (other than Schuff or Bridgehouse Marine or their respective Subsidiaries) during such period to the extent that the declaration and/or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument, Order or other Legal Requirement applicable to that Subsidiary or its equityholders during such period, except that Borrower’s equity in net gain or loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;

(c) earnings resulting from any reappraisal, revaluation or write-up of assets;

(d) any gains or losses attributable to the sale or other disposition of any Equity Interests by a Loan Party; and

(e) any extraordinary noncash gain (or extraordinary noncash loss), together with any related provision for taxes on any such noncash gain (or the tax effect of any such noncash loss), recorded or recognized by Borrower or any of its Subsidiaries during such period.

“Consolidated Secured Debt” shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Borrower and its Subsidiaries (other than Schuff, Bridgehouse Marine and their respective Subsidiaries) determined on a consolidated basis in accordance with GAAP and is secured by a Lien on any property of Borrower and its Subsidiaries (other than Schuff, Bridgehouse Marine and their respective Subsidiaries).

“Consolidated Tax Expense” shall mean, for any period, the tax expense (including federal, state, local and foreign income taxes) of Borrower and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other monetary obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation, agreement, understanding or arrangement of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, net equity, liquidity, level of income, cash flow or solvency of the primary obligor, (c) to purchase or lease property, securities or services primarily for the purpose of assuring the primary obligor of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement or equivalent obligation arises (which reimbursement obligation shall constitute a primary obligation), or (e) otherwise to assure or hold harmless the primary obligor of any such primary obligation against loss (in whole or in part) in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties given in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument, agreements or other documents or, if applicable, unwritten agreement, evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Contribution Notice” shall have the meaning set forth in Section 38 or Section 47 of the UK Pensions Act 2004.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Conversion Date” shall mean the first anniversary of the Closing Date or, if such day is not a Business Day, the immediately succeeding Business Day.

“Conversion Fee” means a fee specified in the Fee Letter.

“Convertible Preferred Stock” shall mean, collectively, (x) the Series A Convertible Participating Preferred Stock and (b) Series A-1 Convertible Participating Preferred Stock, in each case outstanding as of the Closing Date.

“Convertible Preferred Stock Documents” shall mean, collectively, (x) that certain Securities Purchase Agreement relating to Borrower’s Series A Convertible Participating Preferred Stock, by and among Borrower and the Purchasers party thereto, dated as of May 29, 2014 and (y) that certain Securities Purchase Agreement relating to Borrower’s Series A-1 Convertible Participating Preferred Stock, by and among Borrower and the Purchasers party thereto, dated as of September 22, 2014 and, in each case the other documents entered into in connection therewith.

“Credit Extension” shall mean the making of a Loan by a Lender.

“Credit Facility” shall mean term loan facilities provided for hereunder.

“Debt Issuance” shall mean the incurrence by any Company of any Indebtedness after the Closing Date (including any Indebtedness permitted by Section 6.01(l) but excluding any other Indebtedness permitted by Section 6.01).

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Excess” shall mean, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s pro rata percentage of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of Loans of such Defaulting Lender.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Defaulted Loan” shall have the meaning assigned to such term in Section 2.16(c).

“Defaulting Lender” shall mean any Lender that has (a) failed to pay over to Borrower, the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due (unless the subject of a good faith dispute), or (b) (i) been adjudicated as, or determined by any Governmental Authority having regulatory authority over such person or its Properties or assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless, in the case of any Lender referred to in this clause (b), Borrower and the Administrative Agent shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority; provided that, as of any date of determination, the determination of whether any Lender is a Defaulting Lender hereunder shall not take into account, and shall not otherwise impair, any amounts funded by such Lender which have been assigned by such Lender to an SPC pursuant to Section 11.04(h). Any determination by the Administrative Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination by the Administrative Agent to Borrower and each other Lender.

“Delayed Draw Expiration Date” shall mean the earliest to occur of (x) December 22, 2014, (y) the date that Delayed Draw Interim Term Loans are made to Borrower under Section 2.01(b), and (z) the date that the Delayed Draw Interim Term Loan Commitments are terminated in accordance with Section 2.07 or Section 8.02.

“Delayed Draw Interim Term Loan Borrowing” shall mean a borrowing consisting of simultaneous Delayed Draw Interim Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Delayed Draw Interim Term Loan Lenders pursuant to Section 2.01(b).

“Delayed Draw Interim Term Loan Commitment” shall mean, as to each Delayed Draw Interim Term Loan Lender, its obligation, if any, to make Delayed Draw Interim Term Loans to Borrower pursuant to Section 2.01(b) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Annex I to this Agreement or on Schedule 1 to the Assignment and Assumption or an Affiliated Lender Assignment and Assumption pursuant to which such Lender assumed its Commitment, as applicable, as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The aggregate amount of the Delayed Draw Interim Term Loan Commitments as of the Closing Date is $36,000,000.

“Delayed Draw Interim Term Loan Lender” shall mean a Lender with a Delayed Draw Interim Term Loan Commitment or an outstanding Delayed Draw Interim Term Loan.

“Delayed Draw Interim Term Loan” shall have the meaning assigned to such term in the first recital hereto.

“Delayed Draw Tender Offer” shall have the meaning assigned to such term in the first recital hereto.

“Delayed Draw Tender Offer Documents” shall mean the collective reference to the Offer to Purchase dated August 21, 2014 and the related tender offer documents listed or required to be listed on Schedule 1.01(a).

“Demand Failure Event” shall mean Borrower’s failure to comply with (i) the terms set forth in a Permanent Securities Notice within five business days from the date of delivery or (ii) the terms of the documentation related to the Permanent Securities Notice including, without limitation, Borrower’s obligation to deliver on or prior to October 26, 2014 certain information required by Jefferies LLC to consummate an offering of the Permanent Securities, including an offering memorandum or offering circular in form and substance reasonably satisfactory to Jefferies LLC as set forth in the Fee Letter.

“Disposition” shall mean, with respect to any property, any conveyance, sale, lease, sublease, license, assignment, transfer or other disposition of such property (including (i) by way of merger or consolidation, (ii) any Sale and Leaseback Transaction and (iii) any Synthetic Lease).

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security or instrument into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Extended Term Loan Maturity Date, (b) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof) for (i) debt securities or other indebtedness or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Extended Term Loan Maturity Date, or (c) contains any repurchase or payment obligation which may come into effect prior to the first anniversary of the Extended Term Loan Maturity Date.

“Disqualified Lenders” shall mean those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing to the Administrative Agent prior to the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent.

“Dividend” shall mean, with respect to any person, that such person has paid a dividend or returned any equity capital to the holders of its Equity Interests or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside or otherwise reserved, directly or indirectly, any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the outstanding Equity Interests of such person (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of or otherwise reserving any funds for the foregoing purposes.

“Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“Dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary other than a Foreign Subsidiary.

“DTC” means The Depositary Trust Company.

“Eligible Assignee” shall mean (a) any person that meets the requirements to be an assignee under Section 11.04(b) (subject to such consents, if any, as may be required under Section 11.04(b)), (b) an Affiliated Lender solely to the extent permitted under Section 11.04(j) and (c) Borrower solely to the extent permitted under Section 11.04(j), other than, in each case, (i) a natural person, (ii) a Defaulting Lender or (iii) a Disqualified Lender.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.19.

“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by any Company.

“Environment” shall mean any surface or subsurface physical medium or natural resource, including air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium.

“Environmental Claim” shall mean any claim, notice, demand, Order, action, suit, proceeding, or other communication alleging or asserting liability or obligations under Environmental Law, including liability or obligation for investigation, assessment, remediation, removal, cleanup, response, corrective action, monitoring, post-remedial or post-closure studies, investigations, operations and maintenance, injury, damage, destruction or loss to natural resources, personal injury, wrongful death, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material in, on, into or from the Environment at any location or (ii) any violation of or non-compliance with Environmental Law, and shall include any claim, notice, demand, Order, action, suit or proceeding seeking damages (including the costs of remediation), contribution, indemnification, cost recovery, penalties, fines, indemnities, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to human health (to the extent resulting from exposure to Hazardous Materials) or the Environment.

“Environmental Law” shall mean any and all applicable current and future Legal Requirements relating to human health (as it relates to exposure to Hazardous Materials) or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health (as it relates to exposure to Hazardous Materials).

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” shall mean any permit, license, approval, consent, registration, notification, exemption or other authorization required by or from a Governmental Authority under any Environmental Law.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited), or if such person is a limited liability company, membership interests and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Issuance” shall mean, without duplication, (i) any issuance or sale by Borrower after the Closing Date of any Equity Interests in Borrower (including any Equity Interests issued upon exercise of any warrant or option or equity-based derivative) or any warrants or options or equity-based derivatives to purchase Equity Interests in Borrower or (ii) any contribution to the capital of Borrower; provided, however, that an Equity Issuance shall not include (x) any Preferred Stock Issuance or Debt Issuance and (y) any such sale or issuance by Borrower of not more than an aggregate amount of 10.0% of its Equity Interests (including its Equity Interests issued upon exercise of any warrant or option or warrants or options to purchase its Equity Interests but excluding Disqualified Capital Stock), in each case, to directors, officers or employees of any Company.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code. Any former ERISA Affiliate of a person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such person or such Subsidiary and with respect to liabilities arising after such period for which such person or such Subsidiary could reasonably be expected to be liable under the Code or ERISA, but in no event for more than six years after such period if no such liability has been asserted against such person or such Subsidiary; provided, however, that such person or such Subsidiary shall continue to be an ERISA Affiliate of such person or such Subsidiary after the expiration of the six-year period solely with respect to any liability asserted against such person or such Subsidiary prior to the expiration of such six-year period.

“ERISA Event” shall mean (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan; (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any Company or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on any Company or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of any Company or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Company or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (ix) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Code or pursuant to ERISA with respect to any Pension Plan; (x) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company or any of its ERISA Affiliates; or (xi) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan, or the assets thereof, or against the Company in connection with any Employee Benefit Plan.

“Escrow Agreements” shall mean the NA Telecom Escrow Agreement.

“Escrow Accounts” shall have the meaning assigned to such term in the Escrow Agreements.

“Escrowed Amounts” shall mean any amount received by any Company pursuant to the Escrow Agreements.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Event of Default” shall have the meaning assigned to such term in Article VIII, and shall include any Default.

“Exchange” shall have the meaning assigned to such term in Section 10.02(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Date” shall have the meaning assigned to such term in Section 10.03(a).

“Exchange Note” and “Exchange Notes” shall have the meaning assigned to such term in Section 10.2(a).

“Exchange Notes Documents” shall mean the Exchange Notes Indenture, the Exchange Notes, and each other instrument or agreement executed in connection with the Exchange Notes and any instrument or agreement executed in connection with any refinancings and replacements thereof to the extent permitted under Section 6.01, as each such material instrument or agreement may be amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with Section 11.02.

“Exchange Notes Indebtedness” shall mean the Indebtedness of Borrower and the other Loan Parties incurred pursuant to or evidenced by the Exchange Notes Documents.

“Exchange Notes Indenture” shall mean an indenture containing such terms, conditions and covenants and intercreditor provisions as are necessary or appropriate in light of then- prevailing market conditions, all as determined by Jefferies LLC in its reasonable discretion (it being agreed that (x) the optional prepayment provisions of the Exchange Notes shall be subject to the redemption premiums set forth on Schedule 1.01(f) and (y) any provision in the Exchange Notes governing the payment of Dividends in accordance with the Convertible Preferred Stock Documents shall be no more restrictive to the Borrower than the corresponding provision set forth herein), to be entered into by Borrower, the Guarantors, the trustee thereunder and Collateral Agent governing and pursuant to which the Exchange Notes are issued, as the same may be amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time (with such changes as the Exchange Notes Trustee or the Administrative Agent may request to effect the provisions of this Agreement and to comply with any applicable Requirement of Law, regulations or trustee procedures or policies, including such changes as are reasonably necessary to cause the Exchange Notes to become eligible for deposit at the DTC, provided that no such changes shall be adverse in any material respect to the interests of Borrower or the Lenders or would be adverse in any material respect to a holder of Exchange Notes upon issuance) to be entered into in connection with the initial issuance of the Exchange Notes.

“Exchange Notes Trustee” shall have the meaning assigned to such term in Section 10.03(c).

“Exchange Request” shall have the meaning assigned to such term in Section 10.02(a).

“Excluded S-X Information” shall have the meaning assigned to such term in Section 10.01(e).

“Excluded Swap Obligation” shall mean, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Subsidiary Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) in the case of a Foreign Lender, any United States federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (other than pursuant to a request by Borrower under Section 2.16) or designates a new lending office, except, in each case, to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.15(a), (c) Taxes attributable to such recipient’s failure to comply with Sections 2.15(f) and (g) and (d) any United States federal withholding tax imposed as a result of FATCA.

“Executive Order” shall have the meaning assigned to such term in Section 3.21.

“Existing Indebtedness” means, collectively, Indebtedness of Borrower outstanding immediately before the occurrence of the Closing Date under each of (x) that certain Credit Agreement, dated as of May 29, 2014 (as amended from time to time prior to the date hereof), by and among Borrower, the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto and Jefferies Finance LLC, as administrative agent and (y) that certain Credit Agreement, dated as of September 8, 2014, by and among Borrower, the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto and Jefferies Finance LLC, as administrative agent.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Extended Term Loan” shall mean an extension of credit by the Lenders to Borrower pursuant to Section 2.01(c).

“Extended Term Loan Maturity Date” shall mean September 22, 2016, the date which is one year after the Interim Term Loan Maturity Date or, if such date is not a Business Day, the first Business Day thereafter.

“Extraordinary Receipts” shall mean any cash received by or paid to or for the account of any person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance, judgments, settlements, condemnation awards (and payments in lieu thereof), indemnity payments, and any purchase price adjustments; provided, that, for the avoidance of doubt, the following shall not be Extraordinary Receipts: (i) the receipt by Borrower of amounts pursuant to Section 2.15(h), (ii) the receipt by Borrower from a third-party that is not an Affiliate of any Company of cash in exchange for the issuance of Qualified Capital Stock, and (iii) the receipt of insurance proceeds, condemnation awards and other compensation received in respect of any Casualty Events.

“Fair Market Value” shall mean, (a) in the case of any Collateral or other Equity Interests that (i) is listed on a national securities exchange or (ii) is actively traded in the over-the-counter-market and represents equity in a Person with a market capitalization of at least $500,000,000 on each trading day in the preceding 60 day period prior to such date, the product of (x) (i) the sum of the volume weighted average prices of a unit of such Collateral for each of the 20 consecutive trading days immediately prior to such date, divided by (ii) 20, multiplied by (y) the number of units pledged as Collateral, (b) in the case of any Collateral or other Equity Interests that is not so listed or actively traded (other than Cash Equivalents), the fair market value thereof (defined as the price that would be negotiated in an arms’-length transaction for cash between a willing buyer and willing seller, neither of which is acting under compulsion), (x) with respect to any such Collateral or Equity Interest with a value (as determined by Borrower)

in excess of $10,000,000 individually or $25,000,000 in the aggregate of all such Collateral or Equity Interests, as determined by a written opinion of a nationally recognized investment banking, appraisal, accounting or valuation firm that is not an Affiliate of Borrower (provided that (i) such written opinion may be based on a desktop appraisal conducted by such banking, appraisal, accounting or valuation firm for any date of determination that is not the end of the fiscal year for Borrower and (ii) the fair market value thereof determined by such written opinion may be determined as of a date as early as 30 days prior to the end of the applicable Test Period) and (y) with respect to any such Collateral or Equity Interest with a value (as determined by Borrower) equal to or less than $10,000,000 individually or $25,000,000 in the aggregate of all such Collateral or Equity Interests, as determined in good faith by the Board of Directors or, pursuant to a specific delegation of authority by such Board of Directors or a designated senior executive officer of Borrower, or the Subsidiary of Borrower selling such assets and (c) in the case of Cash Equivalents, the face value thereof.

The “volume weighted average price” means the per share of common stock (or per minimum denomination or unit size in the case of any security other than common stock) volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for such common stock or unit (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of such common stock (or per minimum denomination or unit size in the case of any security other than common stock) on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the trustee). The “volume weighted average price” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours. In the case of any assets referenced in clause (ii) above tested on a date of determination other than in connection with a Test Date, for purposes of calculating compliance with a covenant, Borrower will be permitted to rely on the value as determined by the written opinion given for the most recently completed Test Date.

For the avoidance of doubt:

(i) if Borrower will be in compliance with an applicable covenant at a Test Date even if an asset constituting Collateral had no value, it shall not be required to obtain an appraisal of such Collateral (in which case such Collateral shall be assumed to have no value for such purpose); and

(ii) if Borrower will be in compliance with an applicable covenant at a Test Date if an asset constituting Collateral has a minimum specified value, an appraisal establishing that such Collateral is worth at least such minimum specified value shall be sufficient (in which case such Collateral shall be assumed to have such minimum specified value for such purpose).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the confidential Fee Letter, dated September 22, 2014, between Borrower and Jefferies Finance LLC.

“Fees” shall mean the Administrative Agent Fee and the other fees referred to in Section 2.05.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Financial Support Direction” shall have the meaning set forth in Section 43 of the UK Pensions Act 2004.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Company with respect to employees, officers or directors employed, or otherwise engaged, outside the United States.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Funding Default” shall have the meaning assigned to such term in Section 2.16(c).

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean any federal, state, local or foreign (whether civil, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality or regulatory body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” shall mean any Legal Requirement of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or any notification, registration or filing to or with any Governmental Authority, in connection with the disposition (including any transfer of control) of any Real Property, facility, establishment or business, as may be required under any applicable Environmental Law or of any actual or threatened presence or Release in, on, into or from the Environment, or the use, disposal or handling of Hazardous Material on, at, under, from or near the Real Property, facility, establishment or business to be sold, acquired, leased, mortgaged, assigned or transferred.

“Granting Lender” shall have the meaning assigned to such term in Section 11.04(h).

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Guarantors.

“Guarantors” shall mean the Subsidiary Guarantors.

“Hazardous Materials” shall mean hazardous substances, hazardous wastes, hazardous materials, polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs, asbestos or any asbestos-containing materials in any form or condition, lead-based paint, urea formaldehyde, pesticides, radon or any other radioactive materials including any source, special nuclear or by-product material, petroleum, petroleum products, petroleum-derived substances, crude oil or any fraction thereof, underground or aboveground storage tanks, whether empty or containing any substance, any mold, microbial or fungal contamination that could pose a risk to human health or the Environment or would negatively impact the condition of the Real Property or any other pollutants, contaminants, chemicals, wastes, materials, compounds, constituents or substances, defined under, subject to regulation under, or which can give rise to liability or obligations under, any Environmental Laws.

“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Hedging Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any netting agreements relating to such Hedging Agreements (to the extent, and only to the extent, such netting agreements are legally enforceable in Insolvency Proceedings against the applicable counterparty obligor thereunder), (i) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in preceding clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Immaterial Subsidiaries” shall mean, as of any date, any Subsidiary that Borrower designates as an “Immaterial Subsidiary” provided that (a) such designated Subsidiary does not have total assets in excess of $1,000,000 and (b) taken together with all Immaterial Subsidiaries as of such date, the designated Immaterial Subsidiaries do not have total assets in excess of $2,500,000. Each Immaterial Subsidiary as of the Closing Date shall be set forth in Schedule 1.01(e), and Borrower shall update such Schedule from time to time after the Closing Date as necessary to reflect all Immaterial Subsidiaries at such time (the selection of Subsidiaries to be added to or removed from such Schedule to be made as Borrower may determine subject to the terms set forth in this definition). In the event a Subsidiary designated as an Immaterial Subsidiary no longer satisfies the requirements of Immaterial Subsidiaries as set forth in this definition or Borrower otherwise ceases to designate such Subsidiary as an Immaterial Subsidiary, such Subsidiary shall become a Subsidiary Guarantor to the extent required pursuant to and in accordance with Section 5.11.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes, loan agreements or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such person issued or assumed as part of the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 60 days); (e) all Indebtedness secured by any Lien on property owned or acquired by such person (including indebtedness arising under conditional sales or other title retention agreements), whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) the Fair Market Value of such property and (ii) the amount of the Indebtedness secured; (f) all Capital Lease Obligations, Purchase Money Obligations and Synthetic Lease Obligations of such person; (g) all obligations of such person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such person, valued, in the case of a redeemable preferred Equity Interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) for purposes of Section 8.01(f), all Hedging Obligations, valued at the Hedging Termination Value thereof; (i) all non-contingent obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.

“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” shall have the meaning assigned to such term in Section 11.03(b).

“Information” shall have the meaning assigned to such term in Section 11.12.

“Initial Interim Term Loan Borrowing” shall mean a borrowing consisting of simultaneous Initial Interim Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Initial Interim Term Loan Lenders pursuant to Section 2.01(a).

“Initial Interim Term Loan Commitment” shall mean, as to each Initial Interim Term Loan Lender, its obligation, if any, to make (i) Initial Interim Term Loans to Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Annex I to this Agreement or on Schedule 1 to the Assignment and Assumption or an Affiliated Lender Assignment and Assumption pursuant to which such Lender assumed its Commitment, as applicable, as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The aggregate amount of the Initial Interim Term Loan Commitments as of the Closing Date is $214,000,000.

“Initial Interim Term Loan Lender” shall mean a Lender with an Initial Interim Term Loan Commitment or an outstanding Initial Interim Term Loan.

“Initial Interim Term Loan” shall have the meaning assigned to such term in the first recital hereto.

“Insolvency Laws” shall mean the Bankruptcy Code of the United States, and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Insolvency Proceeding” shall mean (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States Legal Requirements, including the Bankruptcy Code of the United States.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party that is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all Orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon any Loan Party that is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06.

“Intercompany Note” shall mean the intercompany demand promissory note substantially in the form of Exhibit D.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) after the Conversion Date, each March 31 and September 30 thereafter, commencing the first September 30 occurring after the Conversion Date and prior to the Extended Term Loan Maturity Date.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if each affected Lender so agrees, nine or twelve months) thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Term Loans” shall mean an extension of credit by the Lenders to Borrower pursuant to Section 2.01(a) in the form of an Initial Interim Term Loan and/or Section 2.01(b) in the form of a Delayed Draw Interim Term Loan, as the context may require.

“Interim Term Loan Maturity Date” shall mean September 22, 2015, the date which is twelve months after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“IRS” shall mean the U.S. Internal Revenue Service.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit 3 to the Security Agreement.

“Landlord Access Agreement” shall mean a Landlord Access Agreement in form and substance reasonably be acceptable to the Administrative Agent.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Legal Requirements” shall mean, as to any person, the Organizational Documents of such person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject, in each case whether or not having the force of law. For purposes of Section 2.15, the term “applicable Legal Requirements” shall include FATCA.

“Lenders” shall mean (a) the financial institutions and other persons party hereto as “Lenders” on the date hereof, and (b) each financial institution or other person that becomes a party hereto pursuant to an Assignment and Assumption or an Affiliated Lender Assignment and Assumption, other than, in each case, any such financial institution or person that has ceased to be a party hereto pursuant to an Assignment and Assumption or an Affiliated Lender Assignment and Assumption.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period therefor, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if Reuters Screen LIBOR01 Page shall at any time no longer exist, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. “Reuters Screen LIBOR01 Page” shall mean the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien (statutory or other), judgment liens, pledge, encumbrance, claim, charge, assignment, hypothecation, deposit arrangement, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, servitude, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed or arising by operation of law, and any agreement to give any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement and any lease in the nature thereof and any option, call, trust, contractual, statutory, UCC (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loans” shall mean an Interim Term Loan, and/or an Extended Term Loan, as the context may require.

“Loan Collateral” shall mean, an amount equal to the sum of, without duplication, (i) (A) prior to the first anniversary after the Closing Date, an amount equal to the sum of (x) the per share purchase price and/or tender consideration paid by Borrower for the Equity Interests of Schuff held by Borrower multiplied by the number of shares held, directly or indirectly, by Borrower, and (y) the purchase price paid by Newco for the Equity Interests in Bridgehouse Marine held by Newco and (B) thereafter, the Fair Market Value of the Equity Interests of Schuff and Bridgehouse Marine directly and/or indirectly held by Borrower, (ii) with respect to assets other than assets described in clause (i), the Fair Market Value of the Collateral (other than cash and Cash Equivalents) subject to a Lien in favor of the Collateral Agent pursuant to the Security Agreement, (iii) the Fair Market Value of the Equity Interests held by a Subsidiary Guarantor constituting Excluded Assets (as defined in the Security Agreement) pursuant to clauses (e) or (f) of the definition thereof, (iv) the amount of cash and Cash Equivalents in excess of the aggregate amount of unrestricted cash and Cash Equivalents of the Loan Parties then required pursuant to Section 6.10(c) (other than Borrower’s obligation to pay cash interest on the Convertible Preferred Stock) that is (x) shown on the most recent financial statements of Borrower delivered pursuant to Section 5.01(a) or (b) and (y) subject to a Lien in favor of the Collateral Agent pursuant to the Security Agreement and deposited in accounts over which the Collateral Agent has Control, (v) Borrower’s rights, title or interests in any amounts to be received in accordance with the Escrow Agreements other than (x) the Indemnity Escrow Amount (as defined in the NA Telecom Escrow Agreement), (y) 50% of the Second Closing Escrow Amount (as defined in the NA Telecom Escrow Agreement and (z) 50% of the ETA Escrow Amount (as defined in the NA Telecom Escrow Agreement), and (vi) after-acquired properties subject to a security interest under any Security Document or future acquisitions of subsidiaries that become Loan Parties as shall be agreed by the Administrative Agent from time to time in its sole discretion.

“Loan Documents” shall mean this Agreement, the Notes (if any), the Security Documents, each Joinder Agreement, any other agreements, documents and instruments providing for or evidencing any other Obligations, and any other document or instrument executed or delivered at any time in connection with any Obligations, including any intercreditor or joinder agreement among holders of Obligations, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time, and, except for purposes of Section 11.02(b), the Fee Letter and the Engagement Letter.

“Loan Parties” shall mean Borrower and the Subsidiary Guarantors.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on, or material adverse change in, the condition (financial or otherwise), results of operations, assets, liabilities (contingent or otherwise), properties, solvency, business or value of the Companies, taken as a whole, or the Loan Parties, taken as a whole, (b) material impairment of the ability of the Loan Parties to fully and timely perform any of their obligations under any Loan Document, (c) a material impairment of the rights of or benefits or remedies available to the Lenders or any Agent under any Loan Document, or (d) a material adverse effect on the Collateral (or any portion thereof) or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the validity, enforceability, perfection or priority of such Liens.

“Material Agreement” shall mean any agreement, contract or instrument to which any Company is a party or by which any Company or any of its properties is bound (i) pursuant to which any Company is required to make payments or other consideration, or will receive payments or other consideration, in excess of $10,000,000 in any twelve month period, (ii) governing, creating, evidencing or relating to Material Indebtedness of any Company, or (iii) the termination or suspension of which, or the failure of any party thereto to perform its obligations thereunder, could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” shall mean any Indebtedness or Hedging Obligations of any Company in an aggregate outstanding principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Company at any time shall be the Hedging Termination Value thereof at such time.

“Maturity Date” shall mean the Interim Term Loan Maturity Date and/or the Extended Term Loan Maturity Date, as the context may require.

“Maximum Rate” shall have the meaning assigned to such term in Section 11.13.

“Mortgage” shall mean an agreement, including a mortgage, deed of trust or any other document, creating and evidencing a first priority Lien (subject to Permitted Collateral Liens) on a Mortgaged Property, which in the case of Real Property owned in fee, shall in form and substance reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign Legal Requirements.

“Mortgaged Property” shall mean (a) each Real Property identified on Schedule 1.01(b) hereto and (b) each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.11(d).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA, (a) to which any Company or any of its ERISA Affiliates is then making or accruing an obligation to make contributions, (b) to which any Company or any of its ERISA Affiliates has within the preceding six plan years made or been obligated to make contributions, or (c) with respect to which any Company could incur liability, whether absolute or contingent.

“NA Telecom Escrow Agreement” shall mean that certain Escrow Agreement, dated as of July 31, 2014, among PTUS, Inc., PTCAN, Inc., Borrower (f/k/a Primus Telecommunications Group, Incorporated) and JPMorgan Chase Bank, N.A.

“NA Telecom Purchase Agreement” shall mean that certain Equity Purchase Agreement, dated as of May 10, 2013, among PTUS, Inc., PTCAN, Inc., Borrower (f/k/a Primus Telecommunications Group, Incorporated), Primus Telecommunications Holding, Inc., Primus Telecommunications International, Inc. and Lingo Holdings, Inc.

“Newco” shall have the meaning assigned to such term in the first recital hereto.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the proceeds thereof in the form of cash, cash equivalents and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by any Company (including cash proceeds subsequently received (as and when received by any Company) in respect of non-cash consideration initially received) net of (i) reasonable and customary selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale (after taking into account any available tax credits or deductions and any tax sharing arrangements)), (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by any Company associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money that is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b) with respect to any (i) Debt Issuance, (ii) Equity Issuance (iii) other issuance or sale of Equity Interests by Borrower or any of its Subsidiaries, or (iv) any Extraordinary Receipts, the cash proceeds thereof received by any Company, net of reasonable and customary fees, commissions, costs and other expenses incurred in connection therewith; and

(c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received by any Company in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Non-Public Information” shall mean material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to Borrower and its Subsidiaries or their securities.

“Notes” shall mean any notes evidencing the Loans issued pursuant to Section 2.04(e), if any, substantially in the form of Exhibit I.

“Obligations” shall mean (a) all obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“OFAC” shall have the meaning assigned to such term in Section 3.21(b).

“Officers’ Certificate” shall mean a certificate executed by a Responsible Officer in his or her official (and not individual) capacity.

“Order” shall mean any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation, articles of incorporation or deed of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constituent documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constituent documents) of such person (and, where applicable, the equityholders or shareholders registry of such person), (iv) in the case of any general partnership, the partnership agreement (or similar constituent document) of such person, (v) in any other case, the functional equivalent of the foregoing, and (vi) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such person.

“Other List” shall have the meaning assigned to such term in Section 6.19.

“Other Taxes” shall mean any and all present or future stamp, documentary, intangible, recording, filing or similar Taxes (including interest, fines, penalties and additions with respect to any of the foregoing) arising from any payment made or required to be made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” shall have the meaning assigned to such term in Section 11.04(e).

“Participant Register” shall have the meaning assigned to such term in Section 11.04(e).

“Patriot Act” shall have the meaning assigned to such term in Section 3.21(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or any of its ERISA Affiliates or with respect to which any Company could incur liability, whether absolute or contingent (including under Section 4069 of ERISA).

“Pensions Regulator” shall mean the body corporate known as the Pensions Regulator and established under Part 1 of the UK Pensions Act 2004.

“Perfection Certificate” shall mean a perfection certificate in the form of Exhibit J-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a perfection certificate supplement in the form of Exhibit J-2 or any other form approved by the Collateral Agent.

“Permanent Notes” means any debt securities issued in to refinance the Loans or pursuant to a Permanent Securities Notice and purchased or placed by Jefferies LLC.

“Permanent Notes Documents” means the Permanent Notes Indenture, the Permanent Notes, and each other instrument or agreement executed in connection with the Permanent Notes and any instrument or agreement executed in connection with any refinancings and replacements thereof to the extent permitted under Section 6.01, as each such material instrument or agreement may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Permanent Notes Indebtedness” means the Indebtedness of Borrower and the other Loan Parties incurred pursuant to or evidenced by the Permanent Notes Documents.

“Permanent Notes Indenture” means an indenture to be entered into by Borrower, the Guarantors, the trustee thereunder and a collateral trustee or agent governing and pursuant to which the Permanent Notes are issued, as the same may be amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time.

“Permanent Securities Notice” means the notice by Jefferies Finance LLC, which may be given on or after October 31, 2014 and prior to the first anniversary of the Closing Date, pursuant to which Borrower will issue and sell Permanent Notes.

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or of any business or division of any person, (b) acquisition of a majority of the Equity Interests of any person, and otherwise causing such person to become a Subsidiary of such person, or (c) merger or consolidation or any other combination with any person, if each of the following conditions is met:

(i) no Default or Event of Default then exists or would result therefrom;

(ii) after giving effect to such transaction on a Pro Forma Basis, unless expressly approved by the Administrative Agent in its sole discretion, the person or business to be acquired shall have generated positive cash flow for the Test Period most recently ended prior to the date of consummation of such acquisition;

(iii) after giving effect to such transaction on a Pro Forma Basis, the aggregate amount of all unrestricted cash and Cash Equivalents of the Loan Parties shall be at least the sum of (x) the aggregate amount of unrestricted cash and Cash Equivalents of the Loan Parties then required pursuant to Section 6.10(c) plus (y) $2,500,000;

(iv) no Company shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or Contingent Obligation (including any material tax or ERISA liability) of the related seller or the business, person or properties acquired;

(v) the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents in accordance with Section 5.11 and shall be free and clear of any Liens, other than Permitted Collateral Liens;

(vi) the Board of Directors of the person to be acquired shall not have indicated its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(vii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Legal Requirements;

(viii) Borrower shall have provided the Administrative Agent and the Lenders with (A) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period that is available, (B) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction, and (C) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent;

(ix) such transaction could not reasonably be expected to result in a Material Adverse Effect; and

(x) (a) in the case of an acquisition of all or substantially all of the property of any person, (A) the person making such acquisition is Borrower or a Subsidiary Guarantor, and (B) to the extent required under the Loan Documents, including Section 5.11, upon consummation of the Permitted Acquisition, the person being so acquired becomes a Subsidiary Guarantor, (b) in the case of an acquisition of the Equity Interests of any person, (A) the person making such acquisition is Borrower or a Subsidiary Guarantor (B) no less than a majority of the Equity Interests of the target person shall be acquired by the person making such acquisition, and (C) to the extent required under the Loan Documents, including Section 5.11, upon consummation of the Permitted Acquisition, the person the Equity Interests of which are being so acquired becomes a Subsidiary Guarantor, and (c) in the case of a merger or consolidation or any other combination with any person, the person surviving such merger, consolidation or other combination (x) is Borrower or a Subsidiary Guarantor or (y) to the extent required under the Loan Documents, including Section 5.11, upon consummation of the Permitted Acquisition becomes a Subsidiary Guarantor.

(xi) in the case of the acquisition of 100% of the Equity Interests of any person (including by way of merger, consolidation or other combination), such person shall own no Equity Interests of any other person (other than de minimis amounts) unless either (x) such person owns 100% of the Equity Interests of such other person or (y) if such person owns Equity Interests in any other person which is not a Wholly Owned Subsidiary of such person, (1) such non-Wholly Owned Subsidiary shall not have been created or established in contemplation of, or for purposes of, the respective Permitted Acquisition, (2) any such non-Wholly Owned Subsidiary of the respective person shall have been a non-Wholly Owned Subsidiary of such person prior to the date of the respective Permitted Acquisition and (3) such person and/or its Wholly-Owned Subsidiaries own at least 95% of the total value of all the assets owned by such person and its Subsidiaries (for purposes of such determination, excluding the value of the Equity Interests of non-Wholly Owned Subsidiaries held by such person and its Wholly Owned Subsidiaries).

(xii) at least three Business Days prior to the proposed date of consummation of each such transaction, Borrower shall have delivered to the Administrative Agent and the Lenders an Officers’ Certificate certifying that such transaction and related series of transactions complies with this definition (which Officers’ Certificate shall have attached thereto reasonably detailed backup data and calculations showing such compliance).

“Permitted Collateral Liens” shall mean (a) in the case of Collateral other than Mortgaged Property, Permitted Liens and (b) in the case of Mortgaged Property, “Permitted Collateral Liens” shall mean the Liens described in clauses (a), (b), (d), (e), (g) and (n) of Section 6.02; provided, however, on the Closing Date or upon the date of delivery of each additional Mortgage under Section 5.11 or 5.12, Permitted Collateral Liens shall mean only those Liens that are (i) identified on a schedule to the applicable Mortgage, (ii) excepted as being prior to the Lien of such Mortgage as set forth in the title insurance policy (or commitment) relating to such Mortgaged Property issued by the applicable Title Company and (iii) otherwise Permitted Liens.

“Permitted Hedging Agreement” shall mean any Hedging Agreement to the extent constituting a swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies, in each case entered into in the ordinary course of business and not for speculative purposes or taking a “market view.”

“Permitted Holders” shall mean Harbinger Group, Inc.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Person” shall mean any natural person, corporation, business trust, joint venture, trust, association, company (whether limited in liability or otherwise), partnership (whether limited in liability or otherwise) or Governmental Authority, or any other entity, in any case, whether acting in a personal, fiduciary or other capacity.

“Platform” shall mean IntraLinks, SyndTrak or a substantially similar electronic transmission system.

“Pledgor” shall mean each Company listed on Schedule 1.01(d), and each other Subsidiary of any Loan Party that is or becomes a party to this Agreement (in its capacity as a Subsidiary Guarantor) and the Security Documents pursuant to Section 5.11.

“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.

“Preferred Stock Issuance” shall mean the issuance or sale by any Company of any Preferred Stock after the Closing Date.

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to (a) the Acquisition or (b) any Asset Sale, Permitted Acquisition, Investment or Dividend, as if the Asset Sales, Permitted Acquisitions, Investments or Dividends consummated during the applicable period, and any Indebtedness or other liabilities incurred in connection with the Acquisition or Asset Sale, Investment or Dividend had been consummated and incurred at the beginning of such period. For purposes of this definition, if any Indebtedness to be so incurred bears interest at a floating rate and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of incurrence had been the applicable rate for the entire period (taking into account any applicable interest rate Hedging Agreements).

“Projections” shall have the meaning assigned to such term in Section 3.04(b).

“Property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property, cash, securities, accounts, revenues and contract rights.

“Public Lenders” shall mean Lenders that do not wish to receive Non-Public Information with respect to Borrower or its Subsidiaries.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or capital assets (including Equity Interests of any person owning fixed or capital assets) or the cost of installation, construction or improvement of any fixed or capital assets provided, however, that (i) such Indebtedness is incurred within 90 days after such acquisition, installation, construction or improvement of such fixed or capital assets (including Equity Interests of any person owning the applicable fixed or capital assets) by such person and (ii) the amount of such Indebtedness does not exceed the lesser of 100% of the Fair Market Value of such fixed or capital asset or the cost of the acquisition, installation, construction or improvement thereof, as the case may be.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, fee, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Register” shall have the meaning assigned to such term in Section 11.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Person” shall mean, with respect to any person, (a) each Affiliate of such person and each of the officers, directors, partners, trustees, employees, affiliates, shareholders, Advisors, agents, attorneys-in-fact and Controlling persons of each of the foregoing, and (b) if such person is an Agent, each other person designated, nominated or otherwise mandated by or assisting such Agent pursuant to Section 9.05 or any comparable provision of any Loan Document.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials in, into, onto, from or through the Environment or any Real Property.

“Required Lenders” shall mean, at any date of determination, Lenders having Loans and Commitments representing more than 50% of the sum of all Loans outstanding and Commitments at such time; provided that (i) the Loans and Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time and (ii) the portion of any Loans held by Affiliated Debt Funds in the aggregate in excess of 49.9% of the Required Amount of Loans shall be disregarded in determining Required Lenders at any time. For purposes of the foregoing, “Required Amount of Loans” means, at any time, the amount of Loans required to be held by Lenders in order for such Lenders to constitute “Required Lenders” (without giving effect to the foregoing clause (ii)).

“Required Offering Document” shall have the meaning assigned to such term in Section 10.03(e).

“Requirement of Law” shall mean as to any person, the governing documents of such person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its Real Property or personal property or to which such person or any of its property of any nature is subject.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(25) or any words of similar import defined under other applicable Environmental Law, or (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, remediate, contain, assess, abate, monitor or in any other way address any Hazardous Materials at, in, on, under or from any Real Property, or otherwise in the Environment, (ii) prevent, stop, control or minimize the Release or threat of Release, or minimize the further Release, of any Hazardous Material, or (iii) perform studies, investigations, maintenance or monitoring in connection with, following, or as a precondition to or to determine the necessity of, the actions set forth in clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with significant responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of any Company, the payment, prepayment, repurchase, defeasance or acquisition for value of which is restricted under Section 6.11.

“Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended from time to time and, and any successor statute.

“Schuff” shall have the meaning assigned to such term in the first recital hereto.

“Schuff Credit Facility” shall mean that certain Second Amended and Restated Credit and Security Agreement, dated as of August 14, 2013, between Schuff, the other Persons party thereto from time to time, and Wells Fargo Credit, Inc., as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“SDN List” shall have the meaning assigned to such term in Section 6.19.

“Secured Obligations” shall mean (a) the Obligations and (b) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under each Permitted Hedging Agreement intended to protect against fluctuations in interest rates entered into with any counterparty that is a Secured Party; provided, however, in no event shall “Secured Obligations” include Excluded Swap Obligations.

“Secured Parties” shall mean, collectively:

(a) with respect to the Obligations, the Administrative Agent, the Collateral Agent, each other Agent and the Lenders;

(b) with respect to obligations under Permitted Hedging Agreements intended to protect against fluctuations in interest rates, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders and each counterparty to a Permitted Hedging Agreement relating to the Loans if (i) at the date of entering into such Hedging Agreement such counterparty was an Agent, a Lender or an Affiliate of an Agent or Lender, and (ii) such counterparty executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such counterparty (x) appoints the Administrative Agent and the Collateral Agent as its agents under the applicable Loan Documents and (y) agrees to be bound by the provisions of Sections 9.03, 11.03 and 11.09 as if it were a Lender; and

(c) with respect to overdrafts and related liabilities arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds, the Administrative Agent, the Collateral Agent, each other Agent, each Lender, and each Affiliate of an Agent or Lender that, in each case, provides treasury, depositary and/or cash management services to a Loan Party; provided that such Affiliate executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such Affiliate (x)appoints the Administrative Agent and the Collateral Agent as its agents under the applicable Loan Documents and (y) agrees to be bound by the provisions of Sections 9.03, 11.03 and 11.09 as if it were a Lender.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time and, and any successor statute.

“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit K among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties, as the same may be amended, restated, supplemented (by one or more Joinder Agreements) or otherwise modified from time to time.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement delivered on the Closing Date or thereafter pursuant to Section 5.11.

“Security Documents” shall mean the Security Agreement, the Mortgages, each Control Agreement and each other security document or pledge agreement delivered in accordance with applicable local or foreign Legal Requirements to grant a valid, enforceable, perfected security interest (with the priority required under the Loan Documents) in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage, any Control Agreement or any other such security document or pledge agreement to be filed or registered with respect to the security interests in property created pursuant to the Security Agreement, any Mortgage, any Control Agreement and any other document or instrument utilized to pledge any property as collateral for the Secured Obligations.

“Solvency Certificate” shall have the meaning assigned to such term in Section 4.01(h).

“SPC” shall have the meaning assigned to such term in Section 11.04(h).

“Specified Party” shall have the meaning assigned to such term in Section 2.10(h)(iv).

“Statutory Reserves” shall mean, for any day during any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained, during such Interest Period under regulations issued from time to time (including “Regulation D,” issued by the Board of Governors of the Federal Reserve Bank of the United States (the “Reserve Regulations”) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under the Reserve Regulations.

“Subordinated Indebtedness” shall mean Indebtedness of any Company that is by its terms subordinated in right of payment to all or any portion of the Secured Obligations.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any other corporation, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (ii) any partnership or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such parent or one or more of the other subsidiaries of the parent, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such parent or any subsidiary of such parent is a controlling general partner or otherwise controls such entity. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(c), and each other Subsidiary of any Loan Party, other than a Tax Excluded Subsidiary that is or becomes a party to this Agreement and the Security Documents pursuant to Section 5.11.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of applicable Legal Requirements or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 4.01(n)(iii) or (b) otherwise reasonably acceptable to the Collateral Agent.

“Swap Obligation” shall mean, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Synthetic Lease” shall mean, as to any person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor or (b)(i)a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including a Sale and Leaseback Transaction), in each case under this clause (b), creating obligations that do not appear on the balance sheet of such person but which, upon the application of any Insolvency Laws to such person, would be characterized as the indebtedness of such person (without regard to accounting treatment).

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which any Company is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than a Company of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness.

“Target” shall mean any person acquired pursuant to Section 6.07(f).

“Tax Excluded Subsidiary” shall mean any Subsidiary (a) that is a CFC or (b) that directly holds no material assets other than Equity Interests of CFCs.

“Tax Returns” shall mean all returns, statements, filings, attachments and other documents or certifications filed or required to be filed in respect of Taxes.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, fees, deductions, withholdings or other similar charges imposed by a Governmental Authority, and any and all interest, fines, penalties or additions with respect to the foregoing.

“Term Borrowing” shall mean the Initial Interim Term Loan Borrowing and the Delayed Draw Interim Term Loan Borrowing.

“Term Commitment” shall mean the Initial Interim Term Loan Commitment, the Delayed Draw Interim Term Loan Commitment and, as to each Lender, its obligation, if any, to make Initial Interim Term Loans and Delayed Draw Interim Term Loans.

“Term Lender” shall mean, at any time, any Lender that has an unused Term Commitment or an outstanding Loan, as applicable, at such time.

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b).

“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section 4.01(n)(iii).

“Transaction Documents” shall mean the Closing Date Acquisition Documents, the Delayed Draw Tender Offer Documents, if any, and the Loan Documents.

“Transactions” shall mean, collectively, the transactions to occur pursuant to, or contemplated by, the Transaction Documents, including (a) the consummation of the Closing Date Acquisition, (b) the execution, delivery and performance of the Loan Documents and the initial Credit Extensions hereunder, (c) the consummation of the Delayed Draw Tender Offer, if any and (d) the payment of all fees, costs and expenses to be paid on or prior to the Closing Date owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Type” shall mean, when used in reference to any Loan or Borrowing, a reference to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined on the basis of Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“UK DB Plans” means the Global Marine Systems Pension Plan, the Global Marine Systems Guernsey Pension Plan and the Merchant Navy Officers Pension Fund insofar as that fund applies to the Company.

“UK GAAP” shall mean generally accepted accounting principles in the United Kingdom applied on a consistent basis.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” shall mean the United States of America.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Wholly Owned Subsidiary” shall mean, with respect to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares to the extent required under applicable Legal Requirements) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% Equity Interest (other than directors’ qualifying shares to the extent required under applicable Legal Requirements) at such time.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by type (e.g., a “Eurodollar Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The phrase “Material Adverse Effect” shall be deemed to be followed by the phrase “, individually or in the aggregate”. The words “asset” and “property” shall be construed to have the same meaning and effect. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Loan Document), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise indicated and (e) any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing or interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. This Section 1.03 shall apply, mutatis mutandis, to all Loan Documents.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP as in effect from time to time. If at any time any change in GAAP would affect the computation of any financial ratio or compliance with any requirement set forth in any Loan Document, and Borrower or the Required Lenders shall so request, the Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to approval by the Required Lenders and Borrower); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and Borrower shall provide to the Administrative Agent and the Lenders within five days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Financial Officer of Borrower setting forth in reasonable detail the differences (including any differences that would affect any calculations relating to the financial covenants as set forth in Section 6.10) that would have resulted if such financial statements had been prepared without giving effect to such change.

Section 1.05 Pro Forma Calculations. With respect to any applicable period during which the Acquisition, Asset Sale, Permitted Acquisition, Investment or Dividend occurs as permitted pursuant to the terms hereof, the financial covenants set forth in Section 6.10 shall be calculated with respect to such period and the Acquisition, Asset Sale, Permitted Acquisition, Investment or Dividend on a Pro Forma Basis.

Section 1.06 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof or thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Initial Interim Term Loan Lender agrees, severally and not jointly, to make a single loan to Borrower on the Closing Date in the principal amount equal to its Initial Interim Term Loan Commitments. It is understood and agreed that each Initial Term Lender’s commitment to make an Initial Term Loan on the Closing Date shall be satisfied by the funding of Initial Interim Term Loans in an aggregate principal amount of 80,943,000 Pounds Sterling and $74,440,876. The Initial Interim Term Loan shall be repaid in Dollars. Amounts paid or prepaid in respect of Initial Interim Term Loans may not be reborrowed.

(b) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, any time after the Closing Date but on or prior to the date that is 90 days after the Closing Date, each Delayed Draw Interim Term Loan Lender agrees, severally and not jointly, to make a single loan to Borrower in the principal amount equal to its Delayed Draw Interim Term Loan Commitment. The Delayed Draw Interim Term Loan shall be denominated in Dollars and shall be repaid in Dollars. Amounts paid or prepaid in respect of Delayed Term Loans may not be reborrowed.

(c) If on the Interim Term Loan Maturity Date (i) the Interim Term Loans have not been paid in full, (ii) no Default or Event of Default exists, (iii) no order, decree, injunction or judgment enjoining the conversion of Interim Term Loans to Extended Term Loans is in effect, and (iv) the Administrative Agent receives an officers’ certificate from Borrower certifying to the foregoing, then, on the Conversion Date, all outstanding Interim Term Loans shall be converted to Extended Term Loans maturing on the Extended Term Loan Maturity Date. The Extended Term Loans shall contain such terms, conditions and covenants and intercreditor provisions substantially similar to the terms, conditions and covenants and intercreditor provisions governing the Exchange Notes with such modifications as determined by Jefferies LLC in its reasonable discretion without the consent of any Lender.

(d) On and after the Conversion Date, the outstanding principal amount of Term Loans may, at each Lender’s option, be exchanged into Exchange Notes in accordance with the terms set forth in Article X.

Section 2.02 Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments.

(b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Lender to make such Loan and Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than five Eurodollar Borrowings in the aggregate outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Borrowing Procedure. To request a Borrowing, Borrower shall deliver, by hand delivery or facsimile (or transmit by other electronic transmission, if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each Borrowing Request for a Loan shall be irrevocable and shall specify the following information:

(a) whether Borrower is requesting an Initial Interim Term Loan Borrowing or a Delayed Draw Interim Term Loan Borrowing;

(b) the aggregate amount of such Borrowing;

(c) the date of such Borrowing, which shall be a Business Day;

(d) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(e) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of “Interest Period”;

(f) the location and number of Borrower’s account to which funds are to be disbursed; and

(g) that the conditions set forth in Sections 4.02(b)-(c) are satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Evidence of Debt; Repayment of Loans. (a) Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the principal amount of each Loan of such Lender as provided in Section 2.09.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to Sections 2.04(b) and (c) shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower and the other Loan Parties to pay, and perform, the Obligations in accordance with the Loan Documents. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(e) Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans made by it be evidenced by a promissory note. In such event, Borrower shall promptly (and, in all events, within five Business Days of receipt of such written notice) prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit I. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.05 Fees.

(a) Administrative Agent Fees. Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter and such other fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the “Administrative Agent Fees”).

(b) Delayed Draw Interim Term Loan Fee. Borrower shall pay to the Administrative Agent for the account of each Delayed Draw Interim Term Loan a fee equal to the Applicable Margin on and after the Closing Date, times the actual daily amount of the undrawn Delayed Draw Interim Term Loan Commitments, multiplied by a fraction, the numerator of which is the number of days elapsed from the Closing Date until the Delayed Draw Expiration Date and the denominator of which is 360. The fee shall accrue and be charged at all times on and after the Closing Date through (but not including) the Delayed Draw Expiration Date, and shall be due and payable on the Delayed Draw Expiration Date.

(c) Other Fees. Borrower agrees to pay the Agents, for their own account, fees payable in the amounts and at the times separately agreed upon between Borrower and the applicable Agents, including pursuant to the Fee Letter.

(d) Payment of Fees. All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrower shall pay the Fees provided under Section 2.05(c) directly to the Agents. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06 Interest on Loans. (a) Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to (i) until the Conversion Date, unless a Demand Failure Event has occurred, the Alternate Base Rate plus the Applicable Margin in effect from time to time and (ii) on and after the earlier of the Conversion Date or the occurrence of a Demand Failure Event, a fixed rate equal to the Cap Rate.

(b) Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to (i) until the Conversion Date, unless a Demand Failure Event has occurred, the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time and (ii) on and after the earlier of the Conversion Date or the occurrence of a Demand Failure Event, a fixed rate equal to the Cap Rate.

(c) Notwithstanding the foregoing, during an Event of Default, all Obligations shall be payable upon demand and shall, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in Sections 2.06(a) and (b) or (ii) in the case of any other Obligation, 2.0% plus the rate applicable to ABR Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d) Accrued interest on each Loan shall be payable in cash and in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) (including interest on past due interest) and all interest accrued but unpaid on or after the Maturity Date shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) in the case of any Loan exchanged for an Exchange Note other than on an Interest Payment Date, on such date of exchange.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to clause (a) of the definition of the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day); provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.14, bear interest for one day. The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding.

Section 2.07 Termination of Commitments. (a) The Initial Interim Term Loan Commitment shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date (after the funding of the Initial Interim Term Loan Borrowing).

(b) The Delayed Draw Interim Term Loan Commitment shall automatically terminate at 5:00 p.m., New York City time, on the earliest of (w) the date that the Delayed Draw Interim Term Loan Borrowing is funded (after such funding of the Delayed Draw Interim Term Loan Borrowing) (x) the date that all transactions contemplated by the Delayed Draw Tender Offer (including any related merger or other acquisition, any subsequent tender offer or any private or open market purchases) are withdrawn or otherwise terminated, (y) the date the Borrower notifies the Administrative Agent that it no longer has any intention to acquire the remaining shares of Schuff and (z) December 22, 2014.

Section 2.08 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any one time.

(b) To make an election pursuant to this Section 2.08, Borrower shall deliver, by hand delivery or facsimile (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a

Borrowing Request would be required under Section 2.03 if Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable.

(c) Each Interest Election Request shall specify the following information:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09 Repayment of Loans. (a) Subject to Section 2.01(c), to the extent not previously irrevocably paid in full in cash, all Interim Term Loans shall be due and payable on the Interim Term Loan Maturity Date.

(b) Subject to Section 2.01(d), to the extent not previously irrevocably paid in full in cash, all Extended Term Loans shall be due and payable on the Extended Term Loan Maturity Date.

Section 2.10 Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided that each partial prepayment shall be in an amount that is an integral multiple of $250,000 and not less than $250,000.

(b) Escrowed Amounts. Not later than one Business Day following the receipt of any Escrowed Amounts by any Company, Borrower shall apply 50% of such Escrowed Amounts to make prepayments in accordance with Sections 2.10(h).

(c) Asset Sales. Not later than one Business Day following the receipt of any Net Cash Proceeds of any Asset Sale by any Company (other than, Asset Sales permitted under Section 6.06(b)(i), but including Asset Sales permitted under Section 6.06(b)(ii) to the extent such Net Cash Proceeds are not reinvested in accordance with such Section), Borrower shall apply 100% of such Net Cash Proceeds to make prepayments in accordance with Sections 2.10(h).

(d) Equity Issuance. Not later than one Business Day following the receipt of any Net Cash Proceeds of any Equity Issuance by any Company, Borrower shall make prepayments in accordance with Section 2.10(h) in an aggregate principal amount equal to 100% of such Net Cash Proceeds of any Equity Issuance (other than any Equity Interests issued upon the exercise of any warrant or option or equity-based derivative not in excess of $200,000 in the aggregate);

(e) Extraordinary Receipts. Not later than one Business Day following the receipt of any Net Cash Proceeds from an Extraordinary Receipts by any Company (other than (x) Schuff, Bridgehouse Marine and their respective Subsidiaries and (y) any Target and its Subsidiaries), Borrower shall apply an amount equal to 50% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(h).

(f) Debt Issuance or Preferred Stock Issuance. (i) Not later than one Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance by any Company, Borrower shall make prepayments in accordance with Section 2.10(h) in an aggregate principal amount equal to 100% of such Net Cash Proceeds;

(ii) Not later than one Business Day following the receipt of any Net Cash Proceeds of any Preferred Stock Issuance by any Company (other than any Preferred Stock Issuance not exceeding $15,000,000 in the aggregate), Borrower shall make prepayments in accordance with Section 2.10(h) in an aggregate principal amount equal to 50% of such Net Cash Proceeds; and

(iii) Not later than one Business Day following the receipt of any Net Cash Proceeds of any Permanent Notes or any sale or issuance of any other Indebtedness issued or borrowed to refinance the Loans pursuant to a Permanent Securities Notice, in each case purchased or placed by Jefferies LLC, Borrower shall make prepayments in accordance with Section 2.10(h) in an aggregate principal amount equal to 100% of such Net Cash Proceeds received by Borrower or any of its Subsidiaries.

(g) Casualty Events. Not later than one Business Day following the receipt of any Net Cash Proceeds from a Casualty Event by any Company (other than (x) Schuff, Bridgehouse Marine and their respective Subsidiaries and (y) any Target and its Subsidiaries), Borrower shall apply an amount equal to 75% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(h); provided that:

(i) so long as no Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrower has delivered a certificate of a Responsible Officer of Borrower to the Administrative Agent on or prior to such date setting forth Borrower’s intention to repair, replace or restore the property that was the subject of such Casualty Event, no later than 180 days following the date of receipt of such proceeds (the “Casualty Proceeds Receipt Date”); provided that if the property subject to such Casualty Event constituted Collateral, then all property purchased or otherwise acquired with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the first priority perfected Lien (subject to Permitted Liens) of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12; and

(ii) if all or any portion of such Net Cash Proceeds shall not be so applied within such 180-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(g).

(h) Application of Prepayments.

(i) Prior to any optional prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(h)(iii), subject to the provisions of this Section 2.10(h).

(ii) Amounts to be applied pursuant to this Section 2.10 to the prepayment of shall be applied, as applicable, first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans.

(iii) Notice of Prepayment. Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Such notice to the Lenders may be by electronic communication. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

(iv) Any amount required to be paid pursuant to Sections 2.10(b) through 2.10(f) shall be applied to prepay Loans on a pro rata basis, in accordance with the respective outstanding principal amounts thereof; provided that in the case of an issuance of Permanent Notes to any Lender (or any of its affiliates) or any person to whom a Lender participated an interest in the Loans (or any of such participant’s affiliates) (such Lenders, participants and affiliates, “Specified Parties”), the Net Cash Proceeds received by Borrower and its subsidiaries in respect of such Permanent Notes acquired by such Specified Parties may, at the option of such Specified Party, be applied first to prepay the Loans of such Specified Party prior to being applied to prepay the Loans held by other Lenders on a pro rata basis.

(v) Waiver of Mandatory Prepayments. Notwithstanding the foregoing provisions of this Section 2.10, (i) in the case of any mandatory prepayment of the Loans on or prior to the date that is six months after the Closing Date, Lenders may waive, by written notice to Borrower and the Administrative Agent on or before the date on which such mandatory prepayment would otherwise be required to be made hereunder, the right to receive the amount of such mandatory prepayment of the Loans, (ii) if any Lender or Lenders elect to waive the right to receive the amount of such mandatory prepayment, all of the amount that otherwise would have been applied to mandatorily prepay the Loans of such Lender or Lenders shall be offered by Borrower to the remaining non-waiving Lender or Lenders on a pro rata basis, based on the respective principal amounts of their outstanding Loans, (iii) if and to the extent any such non-waiving Lender does not elect by written notice to Borrower and the Administrative Agent within three Business Days following the date on which the offer is made pursuant to clause (ii) above to accept such offer, such Lender shall be deemed to have rejected such offer, and (iv) any amounts not applied to the prepayment of Loans pursuant to clause (ii) or clause (iii) above may be retained by Borrower and used in accordance with the terms herein

Notwithstanding any other provisions of this Section 2.10, (A) to the extent that (v) any of or all the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary giving rise to a mandatory prepayment pursuant to Section 2.10(c), (w) any of or all the Net Cash Proceeds of any Equity Issuance made by a Foreign Subsidiary giving rise to a mandatory prepayment pursuant to Section 2.10(d), (x) any of or all the Net Cash Proceeds from Extraordinary Receipts received by a Foreign Subsidiary giving rise to a mandatory prepayment pursuant to Section 2.10(e), (y) any of or all the Net Cash Proceeds of any Debt Issuance by a Foreign Subsidiary giving rise to a mandatory prepayment pursuant to Section 2.10(f) or (z) any of or all the Net Cash Proceeds of any Casualty Event of a Foreign Subsidiary giving rise to a mandatory prepayment pursuant to Section 2.10(g), in each case are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Loans at the times provided in this Section 2.10 but may be retained by the applicable Foreign Subsidiary so long as the applicable local law will not permit repatriation to the United States (Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to Section 2.10 and (B) to the extent that Borrower has determined in good faith that repatriation of any or all of the Net Cash Proceeds described in clause (A) above would have a material adverse cash tax consequence to such Foreign Subsidiary or Borrower (directly or indirectly) (Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all customary actions to eliminate any material adverse cash tax consequence), the Net Cash Proceeds so affected shall not be required to be applied to repay the Loans at the times required by this Section 2.l0 and may be retained by the applicable Foreign Subsidiary so long as repatriation would result in a material adverse cash tax consequence with respect to such Net Cash Proceeds.

Section 2.11 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(ii) the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.12 Increased Costs; Change in Legality. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against property of, deposits with or for the account of, or credit extended by or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate);

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender; or

(iii) subjects any Lender or the Administrative Agent to any Taxes (other than (A) Indemnified Taxes indemnified pursuant to Section 2.15 and (B) Excluded Taxes) on its Loans, principal, letters of credit, Commitments, or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender, by an amount that such Lender reasonably deems to be material, of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender or the Administrative Agent, upon its demand, such additional amount or amounts as will compensate such Lender or the Administrative Agent for such additional costs incurred or reduction suffered, it being understood that, to the extent duplicative of the provisions of Section 2.15, this Section 2.12 shall not apply to Taxes. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. The protection of this Section 2.12 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

(b) If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding Capital Requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company, for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 2.12(a) or (b) shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within three Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender for any increased costs or reductions incurred more than 365 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to indicate the period of retroactive effect thereof.

(e) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness (as determined in good faith by such Lender)) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Loan (or to convert an ABR Loan to a Eurodollar Loan or to continue a Eurodollar Loan for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn by such Lender by written notice to Borrower and to the Administrative Agent; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in Section 2.12(f).

In the event any Lender shall exercise its rights under clause (i)or (ii)above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(f) For purposes of Section 2.12(e), a notice to Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by Borrower.

Section 2.13 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate excluding the Applicable Margin that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurodollar Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within three Business Days after receipt thereof.

Section 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.12, 2.13 or 2.15, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent, except that payments pursuant to Sections 2.12, 2.13, 2.15 and 11.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim (including pursuant to Section 11.08) or otherwise (including by exercise of its rights under the Security Documents), obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.14(c) shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of its Loans to any Eligible Assignee or participant, other than to any Company or any Affiliates thereof (as to which the provisions of this Section 2.14(c) shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable Insolvency Law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(c) to share in the benefits of the recovery of such secured claim. The provisions of this Section 2.14 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) (including the application of funds arising from the existence of a Defaulting Lender), (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it, (c) the express provisions of Section 2.10(f)(v) providing for payments to Specified Parties or (d) the express provisions of Article X that permit various Lenders to exchange Loans for Exchange Notes.

(d) Unless the Administrative Agent shall have received written notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to 2.14(d) or 11.03(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.15 Taxes. (a) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction, reduction or withholding for any and all Indemnified Taxes or Other Taxes; provided that if any Indemnified Taxes or Other Taxes shall be required by applicable Legal Requirements to be deducted or withheld from such payments, then (i) the sum payable by the relevant Loan Party shall be increased as necessary so that after making all such required deductions (including such deductions, reductions or withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions, reductions or withholdings been made, (ii) the relevant Loan Party, if applicable, shall make such deductions, reductions or withholdings and (iii) the relevant Loan Party, if applicable, shall timely pay the full amount so deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(b) In addition, and without any duplication, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirements, or at the option of the Administrative Agent reimburse it for payment of, any Other Taxes.

(c) The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within three Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15)

and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Loan Party by a Lender (in each case, with a copy delivered concurrently to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.04(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes and in any event within 30 days following any such payment being due, by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the Tax Return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Legal Requirements, such properly completed and executed documentation prescribed by applicable Legal Requirements or reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Foreign Lender shall (i) furnish to Borrower and the Administrative Agent either (a) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E (or successor form), (b) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8ECI (or successor form) (c) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8EXP (or successor form) or (d) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8IMY (or successor form) (with any required attachments), certifying, in each case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all payments hereunder, and (ii) to the extent it may lawfully do so at such times, upon reasonable request by Borrower or the Administrative Agent, provide a new Form W-8BEN or W-8BEN-E (or successor form), Form W-8ECI (or successor form), Form W-8EXP (or successor form) or Form W8IMY (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any payment hereunder (or shall promptly notify Borrower and the Administrative Agent of its legal inability to provide such form); provided that any Foreign Lender (or other beneficial owner of a payment hereunder) that is relying on the so-called “portfolio interest exemption” within the meaning of Section 881(c) of the Code shall also furnish a “U.S. Tax Compliance Certificate” in the form of Exhibit L if it is furnishing a Form W-8BEN or W-8BEN-E. Any Lender that is not a Foreign Lender shall (i) furnish to Borrower and the Administrative Agent two accurate and complete originally executed U.S. Internal Revenue Service Form W-9 (or successor form) certifying its exemption from backup withholding, or shall otherwise establish an exemption from U.S. backup withholding and (ii) upon reasonable request by Borrower or the Administrative Agent, provide a new From W-9 (or successor form) upon the expiration or obsolescence of any previously delivered form.

(g) If a payment made to a Lender hereunder may be subject to U.S. federal withholding tax under FATCA, such Lender shall deliver to Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent, such documentation prescribed by applicable Legal Requirements and such additional documentation reasonably requested by Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.15(g), the term “FATCA” shall include any amendments to FATCA after the date hereof.

(h) If the Administrative Agent or a Lender (or an assignee) determines in its sole discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.15 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that if the Administrative Agent or such Lender (or assignee) is required to repay all or a portion of such refund to the relevant Governmental Authority, Borrower, upon the request of the Administrative Agent or such Lender (or assignee), shall repay the amount paid over to Borrower that is required to be repaid (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative

Agent or such Lender (or assignee) within three Business Days after receipt of written notice that the Administrative Agent or such Lender (or assignee) is required to repay such refund (or a portion thereof) to such Governmental Authority. Nothing contained in this Section 2.15(h) shall require the Administrative Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it reasonably deems confidential or privileged to Borrower or any other person. Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender (or assignee) be required to pay any amount to Borrower the payment of which would place the Administrative Agent or such Lender (or assignee) in a less favorable net after-tax position than the Administrative Agent or such Lender (or assignee) would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

Section 2.16 Mitigation Obligations; Replacement of Lenders.

(a) Mitigation of Obligations. If any Lender requests compensation under Section 2.12(a) or (b), or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce materially amounts payable pursuant to Section 2.12(a), 2.12(b) or 2.15, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense, (iii) would not require such Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions, and (iv) would not otherwise be disadvantageous to such Lender. Borrower shall pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to the Administrative Agent shall be conclusive absent manifest error.

(b) Replacement of Lenders. In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.12(a) or (b), (ii) any Lender delivers a notice described in Section 2.12(e), (iii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.15, (iv) any Lender fails to consent to any amendment, waiver or other modification of any Loan Document requested by Borrower that requires the consent of 100% of the Lenders or 100% of all affected Lenders and, which, in each case, has been consented to by all other Lenders or all other affected Lenders, as the case may be, or (v) any Lender defaults in its obligations to make Loans or other extensions of credit hereunder, Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 11.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all of its interests, rights and obligations under this Agreement to an Eligible Assignee which shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (w) no Default shall have occurred and be continuing, (x) such assignment shall not conflict with any applicable Legal Requirement, (y) Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest and any prepayment premium or penalty (if any) accrued to the date of such payment on the outstanding Loans of such Lender affected by such assignment plus all Fees and other amounts owing to or accrued for the account of such Lender (including any amounts under Sections 2.12 and 2.13); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.12(a) or (b) or notice under Section 2.12(e) or the amounts paid pursuant to Section 2.15, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.12(e), or cease to result in amounts being payable under Section 2.15, as the case may be (including as a result of any action taken by such Lender pursuant to Section 2.16(a)), or if such Lender shall waive its right to claim further compensation under Section 2.12(a) or (b) in respect of such circumstances or event or shall withdraw its notice under Section 2.12(e) or shall waive its right to further payments under Section 2.15 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.16(b).

(c) Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender”, and the amount of such Defaulting Lender’s Commitments and Loans shall be excluded for purposes of voting, and the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents, except that the amount of such Defaulting Lender’s Commitments and Loans shall be included for purposes of voting, and the calculation of voting, on the matters set forth in Section 11.02(b)(i)-(ix) (including the granting of any consents or waivers) only to the extent that any such matter disproportionately affects such Defaulting Lender and (ii) to the extent permitted by applicable Legal Requirements, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (A) any voluntary prepayment of the Loans pursuant to Section 2.10(a) shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders in accordance with Section 2.10(a) as if such Defaulting Lender had no Loans outstanding, and (B) any mandatory prepayment of the Loans pursuant to Section 2.10 shall, if Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the

Loans of such Defaulting Lender) in accordance with Section 2.10, it being understood and agreed that Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (B).

For purposes of this Agreement, (i) “Funding Default” means, with respect to any Defaulting Lender, the occurrence of any of the events set forth in the definition of “Defaulting Lender,” (ii) “Defaulted Loan” means the Loans of a Defaulting Lender; (iii) “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (a) the date on which all Commitments are cancelled or terminated and/or the Obligations and the Specified Hedging Agreement Obligations (as defined in the Security Agreement) are declared or become immediately due and payable, (b) with respect to any Funding Default, the date on which (1) such Defaulting Lender shall have delivered to Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Commitment(s), and (b) the date on which Borrower, the Administrative Agent and the Required Lenders waive all Funding Defaults of such Defaulting Lender in writing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders (with references in this Article III to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) on the Closing Date that:

Section 3.01 Organization; Powers. Each Company (a) is duly incorporated or organized and validly existing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and (c) is qualified, licensed and in good standing to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify, be licensed or be in good standing could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary corporate or other organizational action on the part of each such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 No Conflicts; No Default. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of proceeds thereof (a) do not require any consent, exemption, authorization or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect or maintain the perfection or priority of the Liens created by the Security Documents and (iii) consents, approvals, exemptions, authorizations, registrations, filings, permits or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate or result in a default or require any consent or approval under (x) any indenture, instrument, agreement, or other document binding upon any Company or its property or to which any Company or its property is subject, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect or (y) any Organizational Document, (d) will not violate any Legal Requirement in any material respect, and (e)will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Security Documents. No Default or Event of Default has occurred and is continuing.

Section 3.04 Financial Statements; Projections. (a) Borrower has heretofore delivered to the Lenders the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Borrower, Schuff and Bridgehouse Marine (i) as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 audited by and accompanied by the unqualified opinion of, in the case of (x) Borrower BDO USA, LLP, independent public accountants, (b) Schuff, Grant Thornton LLP, independent public accountants and (y) Bridgehouse Marine, BDO Stoy Hayward LLP, independent public accountants, (ii) with respect to Borrower and Schuff, as of and for the six-month period ended June 30, 2014 and for the comparable period of the preceding fiscal year, in each case, certified by the chief financial officer of Borrower and (iii) with respect to Bridgehouse Marine, the most recent internal financial statements. Such financial statements and all financial statements delivered pursuant to Sections 5.01(a), (b) and (c) have been prepared in accordance with GAAP (or, with respect to Bridgehouse Marine, UK GAAP) consistently applied throughout the applicable period covered, respectively, thereby and present fairly and accurately the financial condition and results of operations and cash flows of each of Borrower, Schuff and Bridgehouse Marine as of the dates and for the periods to which they relate (subject to normal year-end audit adjustments and the absence of footnotes). As of the Closing Date, except as set forth in such financial statements, there are no material liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

(b) Borrower has heretofore delivered to the Lenders the forecasts of financial performance of (x) Borrower and its Subsidiaries for the fiscal year 2014, (y) Borrower and its Subsidiaries (other than Schuff, Bridgehouse Marine and their respective Subsidiaries) for each fiscal year 2015 through 2019 and (z) Bridgehouse Marine and its Subsidiaries for each fiscal year 2014 through 2019 (the “Projections”). The Projections have been prepared in good faith by the Loan Parties and based upon (i) the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof and the Closing Date to be reasonable), (ii) accounting principles consistent with the historical audited financial statements delivered pursuant to Section 3.04(a) above consistently applied throughout the fiscal years covered thereby, and (iii) the best information available to the Loan Parties as of the date hereof and the Closing Date.

(c) Since December 31, 2013, there has been no event, change, circumstance, condition, development or occurrence that has had, or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

Section 3.05 Properties. Each Company has good and marketable title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens and irregularities, deficiencies and defects in title except for Permitted Liens (or, in the case of Collateral, Permitted Collateral Liens) and minor irregularities, deficiencies and defects in title that, individually or in the aggregate, do not, and could not reasonably be expected to, interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose.

(a) The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b) Schedule 3.05(b) contains a true and complete list of each ownership and leasehold interest in Real Property (i) owned by any Company as of the Closing Date and describes the type of interest therein held by such Company and (ii) leased, subleased or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the Closing Date and describes the type of interest therein held by such Company and whether such lease, sublease or other instrument requires the consent of the landlord thereunder or other parties thereto to the Transactions.

(c) No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

(d) Each Company owns or has rights to use all of its property and all rights with respect to any of the foregoing used in, necessary for or material to each Company’s business as currently conducted. The use by each Company of its property and all such rights with respect to the foregoing do not infringe on the rights or other interests of any person, other than any infringement that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Company’s use of any of its property does or may violate the rights of any third party that, individually or in the aggregate, has had, or could reasonably be expected to result in, a Material Adverse Effect. The Real Property is zoned in all material respects to permit the uses for which such Real Property is currently being used. The present uses of the Real Property and the current operations of each Company’s business do not violate in any material respect any provision of any applicable building codes, subdivision regulations, fire regulations, health regulations or building and zoning by-laws.

(e) Except for exceptions to the following that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, there is no pending or threatened condemnation or eminent domain proceeding with respect to, or that could affect any of the Real Property of the Companies.

Each parcel of Real Property is taxed as a separate tax lot and is currently being used in a manner that is consistent with and in compliance in all material respects with the property classification assigned to it for real estate tax assessment purposes.

Section 3.06 Intellectual Property. Each Company owns or is licensed to use, free and clear of all Liens (other than Permitted Liens), all patents and patent applications, trademarks, trade names, service marks, copyrights, domain names and applications for registration thereof, technology, trade secrets, proprietary information, inventions, know-how and processes (the “Intellectual Property”), in each case necessary for the conduct of its business as currently conducted, except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(a) No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know, as of the date hereof, of any valid basis for any such claim, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by each Company does not infringe the rights of any person, except for such claims and infringements which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except pursuant to licenses and other user agreements entered into by each Company in the ordinary course of business, no Company has done anything to authorize or enable any other person to use any such Intellectual Property. Each Company has taken commercially reasonable actions that in the exercise of their reasonable business judgment should have been taken to protect the secrecy, confidentiality and value of all trade secrets used in such Company’s business.

(b) No Violations or Proceedings. (i) To the knowledge of the Loan Parties, there is no violation by others of any right of any Company with respect to any Intellectual Property, other than such violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (ii) no Company is infringing upon or misappropriating any copyright, patent, trademark, trade secret or other intellectual property right of any other person, except as would not reasonably be expected to have a Material Adverse Effect, (iii) no Company is in breach of, or in default under, any license of Intellectual Property by any other person, to such Company, except in any case where such breach or default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (iv) no proceedings have been instituted or are pending against any Company or, to the knowledge of the Loan Parties, threatened, and no claim against any Company has been received by any Company, alleging any such infringement or misappropriation, except to the extent that such proceedings or claims, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) No Impairment. Neither the execution, delivery or performance of this Agreement and the other Loan Documents, nor the consummation of the Transactions and the other transactions contemplated hereby and thereby, will alter, impair or otherwise affect or require the consent, approval or other authorization of any other person in respect of any right of any Company in any Intellectual Property, except to the extent that such alteration, impairment, effect, consent, approval or other authorization, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d) No Agreement or Order Materially Affecting Intellectual Property. No Company is subject to any settlement, covenant not to sue or other instrument, agreement or other document, or any outstanding Order, which may materially affect the validity or enforceability or restrict in any manner such Company’s use, licensing or transfer of any of the Intellectual Property.

Section 3.07 Equity Interests and Subsidiaries. (a) Schedule 3.07(a) sets forth a list of (i) each Subsidiary of Borrower and its jurisdiction of incorporation or organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of Equity Interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights on the Closing Date. All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by (or purporting to be pledged by) it under the Security Documents, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Documents and any Permitted Liens that arise by operation of applicable Legal Requirements and are not voluntarily granted, and, as of the Closing Date, there are no outstanding warrants, options or other rights (including derivatives) to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests (or any economic or voting interests therein).

(b) As of the Closing Date, no consent of any person, including any general or limited partner, any other member or manager of a limited liability company, any shareholder, any other trust beneficiary or derivative counterparty, is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status (or the maintenance thereof) of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent under the Security Documents or the exercise by the Collateral Agent or any Lender of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect of such Equity Interests.

Section 3.08 Litigation; Compliance with Legal Requirements. (a) There are no actions, suits, claims, disputes or proceedings at law or in equity by or before any Governmental Authority now pending or, to the best of the knowledge of any Loan Party, threatened against or affecting any Company or any business, property or rights of any Company (i) that purport to affect or involve any Loan Document or any of the Transactions or (ii) that have resulted, or could, individually or in the aggregate, reasonably be expected to result, in a Material Adverse Effect.

Section 3.09 Agreements. No Company is a party to any agreement, instrument or other document or subject to any corporate or other constitutional restriction, or any restriction under its Organizational Documents, that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Section 3.10 Federal Reserve Regulations. (a) No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing, buying or carrying Margin Stock.

(b) No part of the proceeds of any Credit Extension will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.

(c) After giving effect to the Closing Date Acquisition, Margin Stock represents less than 25% of the total assets of Borrower and its Subsidiaries on a consolidated basis.

Section 3.11 Investment Company Act, etc. No Company is (a) required to register as an “investment company” or a company “controlled” by a company required to register as an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b)subject to regulation under any Legal Requirement (other than Regulation X) that limits its ability to incur, create, assume or permit to exist Indebtedness or grant any Contingent Obligation in respect of Indebtedness.

Section 3.12 Use of Proceeds. Borrower will use (a) the proceeds of the Initial Interim Term Loans solely (i) to repay in full all Existing Indebtedness, (ii) pay the cash consideration for the Closing Date Acquisition, (iii) pay fees, costs and expenses related to the Transactions contemplated by this Agreement and the other Loan Documents, (iv) for Investments and Permitted Acquisitions in each case permitted hereunder and (v) for general corporate purposes, and (b) the proceeds of the Delayed Draw Interim Term Loans solely to fund the Delayed Draw Tender Offer and to pay the fees, costs and expenses related to such acquisition.

Section 3.13 Taxes. Each Company has (a) timely filed or caused to be timely filed all federal, state, local and foreign Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid or caused to be duly and timely paid all U.S. federal income Taxes and all other material Taxes (whether or not shown on any Tax Return) due and payable by it and all material Tax assessments received by it, except Taxes or Tax assessments that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP. No Company has received written notice of any threatened tax assessments, deficiencies, audits or other proceedings and no such threatened (or any pending) tax assessments, deficiencies, audits or other proceedings could, individually or in the aggregate, reasonably be expected to result, in a Material Adverse Effect. No Company has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). No Company is party to any tax sharing or similar agreement other than any such agreement among the Companies, except any such agreement that is not primarily concerned with the sharing of Taxes.

Section 3.14 No Material Misstatements. Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither any information or similar memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.15 Labor Matters. There are no strikes, lockouts or slowdowns against any Company pending or, to the best of the knowledge of the Loan Parties, threatened that have resulted in, or could reasonably be expected to result in, a Material Adverse Effect. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Legal Requirement dealing with such matters in any manner that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except to the extent that the failure to do so has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

Section 3.16 Solvency. Both immediately before and immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Credit Extension and after giving effect to the application of the proceeds of each Credit Extension, (a) the fair value of the properties of each Loan Party will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) each Loan Party will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed, contemplated or about to be conducted following the Closing Date; and (e) each Loan Party is “solvent” within the meaning given to that term and similar terms under any United States federal or state laws relating to fraudulent transfers and conveyances.

Section 3.17 Employee Benefit Plans. (a) Except as would reasonably be expected to result in a Material Adverse Effect, the Company and each of its ERISA Affiliates is in compliance with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, with respect to all Employee Benefit Plans and Pension Plans. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service for all required amendments and to the Company’s knowledge nothing has occurred which would prevent, or cause the loss of, such qualification.

(b) Except as would reasonably be expected to result in a Material Adverse Effect, no ERISA Event has occurred or is expected to occur and no Pension Plan has any Unfunded Pension Liability. Within the last six years, no Pension Plan has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Pension Plan (determined at any time within the last six years) with an Unfunded Pension Liability been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Company or any of its ERISA Affiliates. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of any Company or any of its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

(c) Except for instances of non-compliance that would not reasonably be expected to result in a Material Adverse Effect, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of all Legal Requirements and has been maintained, where required, in good standing with applicable regulatory authorities. Except (i) as set forth on Schedule 3.17(c) and (ii) for obligations that would not reasonably be expected to result in a Material Adverse Effect, no Company has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. Except (i) as set forth on Schedule 3.17(c) or (ii) as would not reasonably be expected to result in a Material Adverse Effect, the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended, fiscal year of the respective Company on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.

(d) Other than with respect to the UK DB Plans, no Company is and has not at any time been the employer of a UK defined benefit pension plan to or in respect of which it could have any obligation to contribute. No Contribution Notice or Financial Support Direction has been issued or threatened to be issued to any Company (whether in respect of the UK DB Plans or otherwise) and there is no fact or circumstance likely to give rise to any such Contribution Notice or Financial Support Direction which could reasonably be expected to give rise to a Material Adverse Effect.

Section 3.18 Environmental Matters. (a) Except as could not reasonably be expected, individually or in the aggregate, to result in a loss to the condition (financial or otherwise), results of operations, assets, properties, solvency, business or value of the Companies, individually or in the aggregate, in excess of $5,000,000:

(i)	the Companies and their businesses, operations and Real Property are and have at all times during the Companies’ ownership or lease thereof been in compliance with, and the Companies have no liability under, any applicable Environmental Law;

(ii)	the Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their Real Property, under all applicable Environmental Laws. The Companies are in compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are valid and in good standing;

(iii)	there has been no Release or threatened Release or any handling, management, generation, treatment, storage or disposal of Hazardous Materials on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by any of the Companies or their predecessors in interest that has resulted in, or is reasonably likely to result in, liability or obligations by any of the Companies under Environmental Law or in an Environmental Claim;

(iv)	there is no Environmental Claim pending or, to the knowledge of the Loan Parties, threatened against any of the Companies, or relating to the Real Property currently or formerly owned, leased or operated by any of the Companies or relating to the operations of the Companies, and, to the knowledge of the Loan Parties, there are no actions, activities, circumstances, conditions, events or incidents that are reasonably likely to form the basis of such an Environmental Claim;

(v)	no Company is obligated to perform any action or otherwise incur any expense under Environmental Law, including pursuant to any Order or agreement by which it is bound or has assumed by contract or agreement, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(vi)	no Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Loan Parties, no Real Property or facility formerly owned, operated or leased by any of the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List as defined in and promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority that indicates that any Company has or may have an obligation to undertake investigatory or remediation obligations under applicable Environmental Laws;

(vii)	there are no underground or aboveground storage tanks, whether empty or containing any Hazardous Material, located on any Real Property; and

(viii)	the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Transactions and the other transactions contemplated hereby and thereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup obligations pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law.

Section 3.19 Insurance. Schedule 3.19 sets forth a true, complete and accurate description in reasonable detail of all insurance maintained by each Company as of the Closing Date. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations. All insurance maintained by the Companies is in full force and effect, all premiums have been duly paid, no Company has received notice of violation, invalidity or cancellation thereof, the Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement.

Section 3.20 Reserved.

Section 3.21 Anti-Terrorism Law; Foreign Corrupt Practices Act. (a) No Company and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Legal Requirements relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”).

(b) No Company and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Credit Extensions currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(c) No Company and, to the knowledge of the Loan Parties, no broker or other agent of any Company acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22(b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d) No Company nor any director or officer, nor to the knowledge of the Loan Parties, any agent, employee or other person acting, directly or indirectly, on behalf of any Company, has, in the course of its actions for, or on behalf of, any Company, directly or indirectly (i)used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii)made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii)violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (iv)made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

Section 4.01 Conditions to Initial Credit Extension . The obligation of each Lender to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a) Loan Documents. All legal matters incident to this Agreement, the Credit Extensions hereunder and the other Loan Documents shall be reasonably satisfactory to the Lenders and to the Administrative Agent and there shall have been delivered to the Administrative Agent a properly executed counterpart of each of the Loan Documents and the Perfection Certificate.

(b) Corporate Documents. The Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its incorporation or organization, as the case may be, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the Credit Extensions hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate required by this clause (i));

(ii) a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State; and

(iii) such other documents, instruments or certificates as the Lenders or the Administrative Agent may reasonably request.

(c) Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of Borrower, confirming compliance with the conditions precedent set forth in Sections 4.02(b) and (c).

(d) Financings and Other Transactions, Etc. (1) Each of the Transaction Documents shall be in form and substance reasonably satisfactory to the Administrative Agent and the Arranger, and shall be in full force and effect on the Closing Date. The Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in accordance with the terms hereof and the terms of the Transaction Documents, without the waiver or amendment of any such terms not approved by the Administrative Agent and the Arranger other than any waiver or amendment thereof that is not materially adverse to the interests of the Lenders.

(2) The Lenders shall be reasonably satisfied with the capitalization, the terms and conditions of any equity arrangements and the corporate or other organizational structure of the Companies.

(3) The proceeds of the Initial Interim Term Loans to be made hereunder on the Closing Date, shall be sufficient to pay in full the cash consideration for the Closing Date Acquisition and all related fees, commissions and expenses.

(e) Financial Statements; Pro Forma Balance Sheet; Projections. The Lenders shall have received and shall be reasonably satisfied with the form and substance of the financial statements described in Section 3.04 and with the forecasts and projections of the financial performance of Borrower and its Subsidiaries (including the Projections).

(f) Indebtedness. After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness other than (i) the Loans and Credit Extensions hereunder, (ii) the Indebtedness in excess of $100,000 individually and listed on Schedule 6.01(b), (iii) Indebtedness owed to any Loan Party, (iv) Indebtedness of Schuff or any Subsidiary of Schuff owing to Schuff or a Subsidiary of Schuff and (v) Indebtedness of Bridgehouse Marine or any Subsidiary of Bridgehouse Marine owing to Bridgehouse Marine or a Subsidiary of Bridgehouse Marine.

(g) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arranger and the Lenders, a favorable written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, special counsel for the Loan Parties, substantially to the effect set forth in Exhibit N (A) dated the Closing Date, (B) addressed to the Agents and the Lenders and (C) covering such matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.

(h) Solvency Certificate. The Administrative Agent shall have received a solvency certificate (a “Solvency Certificate”) in the form of Exhibit M, dated the Closing Date and signed by the chief financial officer of Borrower.

(i) Legal Requirements. The Lenders shall be reasonably satisfied that each Company, and the Transactions shall be in full compliance with all material Legal Requirements, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.

(j) Consents. The Lenders shall be reasonably satisfied that all requisite Governmental Authorities, equityholders and third parties shall have approved, authorized or consented to the Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, individually or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.

(k) Litigation. There shall not exist any claim, action, suit, investigation, litigation or proceeding pending or threatened by or before any court, or any governmental, administrative or regulatory agency or authority, domestic or foreign, that, in the reasonable opinion of the Administrative Agent or any Lender (a) has had, or could reasonably be expected to result in, a Material Adverse Effect or (b) adversely affects the ability of any Company to perform its obligations under the Loan Documents or the Acquisition Documents to which such Company is a party, or the ability of the parties to consummate the financings contemplated hereby or the other Transactions.

(l) Sources and Uses. The sources and uses of the Credit Extensions shall be as set forth in Section 3.12.

(m) Fees. The Arranger and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable documented out-of-pocket expenses (including the survey charges and recording taxes and fees and the legal fees and reasonable expenses of Latham & Watkins LLP, special counsel to the Administrative Agent and Arranger, and the reasonable fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document.

(n) Personal Property Requirements. The Collateral Agent shall have received:

(i) all certificates, agreements or instruments representing or evidencing the Securities Collateral (other than stock certificates representing Equity interests in Primus Telecommunications, Inc.) accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii) Reserved.

(iii) all other certificates, agreements or instruments necessary to perfect the Collateral Agent’s security interest in all Chattel Paper, all Instruments and all Investment Property of each Loan Party (as each such term is defined in, and to the extent required by, the Security Agreement);

(iv) UCC financing statements in appropriate form for filing under the UCC, short form grants of security interests in U.S. federally registered trademarks and applications therefor (excluding intent-to-use trademark applications unless and until the conditions described in the Security Agreement are met), U.S. federally issued patents and applications therefor, and U.S. federally registered copyrights and applications therefor, substantially in the form attached to the Security Agreement, duly executed by each Company, and such other documents under applicable Legal Requirements in each jurisdiction as may be necessary or appropriate or, in the reasonable opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents;

(v) certified copies, each as of a recent date, of (x) the UCC searches required by the Perfection Certificate, (y) tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches listing all effective lien notices or comparable documents that name any Company as debtor and that are filed in the state and county jurisdictions in which any Company is organized or maintains its principal place of business, and (z) such other searches that the Collateral Agent deems necessary or appropriate;

(vi) evidence reasonably acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable filing or recording taxes, fees, charges, costs and expenses required for the filing or recording of the Security Documents.

(o) Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents with respect to the Loan Parties, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(p) Bank Regulatory Documentation. The Administrative Agent and the Lenders shall have received, in form and substance reasonably satisfactory to them, all documentation and other information required by bank regulatory authorities or reasonably requested by the Administrative Agent or any Lender under or in respect of applicable Anti-Terrorism Laws or “know-your-customer” Legal Requirements, including the Executive Order.

(q) Minimum Liquidity Immediately after giving effect to the Transactions and the other transactions contemplated hereby, the aggregate amount of all unrestricted cash and Cash Equivalents of the Loan Parties shall not be less than $17,500,000.

Section 4.02 Conditions to All Credit Extensions. The obligation of each Lender to make any Credit Extension shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(b) No Default. At the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.10) as the Administrative Agent may reasonably request to confirm that the conditions in this Section 4.02 have been satisfied.

Section 4.03 Conditions to Delayed Draw Interim Term Loans. The obligation of each Delayed Draw Interim Term Loan Lender to make a Delayed Draw Interim Term Loan Borrowing is subject to satisfaction, or waiver in writing by Delayed Draw Interim Term Loan Lenders having more than 50% of the aggregate Delayed Draw Interim Term Loan Commitments, of the following condition precedent:

(a) The Borrower shall have notified the Administrative Agent that the Delayed Draw Tender Offer (or a portion thereof) will be consummated substantially simultaneously with the funding of the Delayed Draw Interim Term Loan Borrowing in accordance with applicable law and the applicable acquisition agreement.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with the Administrative Agent, the Collateral Agent and each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, each Loan Party will, and will cause each of its Subsidiaries to:

Section 5.01 Financial Statements, Reports, etc. Furnish to the Administrative Agent for distribution to the Lenders:

(a) Annual Reports. As soon as available and in any event within 90 days after the end of each fiscal year (but no later than the date on which Borrower is required to file a Form 10K under the Exchange Act pursuant to Sections 15 and 13(d) of the Exchange Act), (i) the audited consolidated balance sheet of each of (x) Borrower and its Subsidiaries and (y) prior to the consummation of the Delayed Draw Tender offer, Schuff and its Subsidiaries, in each case as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, (including, at any time prior to the consummation of the Delayed Draw Tender offer, a note with a consolidating balance sheet and statements of income and cash flows separating out Borrower and its Subsidiaries and Schuff and its Subsidiaries, as applicable) all prepared in accordance with Regulation S-X (in the case of Borrower and its Subsidiaries only) and GAAP and accompanied by an opinion of BDO USA, LLP, Grant Thornton LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or like qualification or exemption), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of any of Borrower and its Subsidiaries or Schuff and its Subsidiaries, as applicable, as of the dates and for the periods specified in accordance with Regulation S-X and/or GAAP, as the case may be and (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal year, as compared to the previous fiscal year and budgeted amounts (including commentary on (x) any material developments or proposals affecting Borrower and its Subsidiaries or Schuff and its Subsidiaries, as the case may be, or their respective businesses and (y) the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous fiscal year) (it being understood that the delivery by Borrower or Schuff of annual reports on Form 10-K of Borrower and its consolidated Subsidiaries or Schuff and its consolidated Subsidiaries, as applicable, shall satisfy the requirements of this Section 5.01(a) to the extent such annual reports include the information specified herein);

(b) Quarterly Reports. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year (but no later than the date on which Borrower is required to file a Form 10Q under the Exchange Act pursuant to Sections 15 and 13(d) of the Exchange Act), (i) the consolidated balance sheet of each of (x) Borrower and its Subsidiaries and (y) prior to the consummation of the Delayed Draw Tender offer, Schuff and its Subsidiaries, in each case as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto, (including, at any time prior to the consummation of the Delayed Draw Tender offer, a note with a consolidating balance sheet and statements of income and cash flows separating out Borrower and its

Subsidiaries and Schuff and its Subsidiaries, as applicable), all prepared in accordance with Regulation S-X (in the case of Borrower and its Subsidiaries only) and GAAP and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower and its Subsidiaries or Schuff and its Subsidiaries, as applicable, as of the date and for the periods specified in accordance with Regulation S-X and/or GAAP, as the case maybe, consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section 5.01, subject to normal year-end audit adjustments and the absence of footnotes and (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts (including commentary on (x) any material developments or proposals affecting Borrower and its Subsidiaries or Schuff and its Subsidiaries, as the case may be, or their respective businesses and (y) the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous quarter year) (it being understood that the delivery by Borrower or Schuff of quarterly reports on Form 10-Q of Borrower and its consolidated Subsidiaries or Schuff and its consolidated Subsidiaries, as applicable, shall satisfy the requirements of this Section 5.01(b) to the extent such quarterly reports include the information specified herein);

(c) Monthly Reports. Within 45 days after the first fiscal month ended after the Closing Date, and within 30 days after the end of each subsequent fiscal month, (i) the consolidated balance sheet of each of (x) Borrower and its Subsidiaries and (y) Schuff and its Subsidiaries, in each case as of the end of such month and the related consolidated statements of income and cash flows of each of (x) Borrower and its Subsidiaries and (y) prior to the consummation of the Delayed Draw Tender offer, Schuff and its Subsidiaries, in each case for such month and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition and consolidated results of operations and cash flows of Borrower and its Subsidiaries as of the date and for the periods specified in accordance with Regulation S-X (in the case of Borrower and its Subsidiaries only) and GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth, on a consolidating basis, the results of operations and cash flows of Borrower and its Subsidiaries or Schuff and its Subsidiaries, as the case may be, for such month and for the then elapsed portion of the fiscal year compared to the comparable periods in the previous fiscal year and budgeted amounts;

(d) Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a), (b) or (c) above, a Compliance Certificate certifying that no Default has occurred since the date of the last certificate delivered pursuant to this clause (i) or, if such a Default has occurred, specifying in reasonable detail the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; (ii) concurrently with any delivery of financial statements under Section 5.01(a) or (b) above, a Compliance Certificate setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 6.10; (iii) in the case of Section 5.01(a) above, a Compliance Certificate (i) either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent Compliance Certificate delivered pursuant to this Section and/or identifying such changes and (iv) in the case of Section 5.01(a) above, if the accounting firm is not restricted from providing such report by its office policies, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Borrower and its Subsidiaries, which audit was conducted in accordance with GAAP, whether such accounting firm obtained knowledge that any Default has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying in reasonable detail the nature and extent thereof;

(e) Management Letters. Promptly after the receipt thereof by any Company, a copy of any final “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(f) Certification of Public Information. Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through a Platform, any document or notice that Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of Borrower which is suitable to make available to Public Lenders. If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to Borrower, its Subsidiaries and their securities; and

(g) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, or the environmental condition of any Real Property, as the Administrative Agent may reasonably request. Each Lender acknowledges that the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to in this Section 5.01, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery (from the Administrative Agent) of or maintaining its copies of such documents.

Section 5.02 Litigation and Other Notices. Furnish to the Administrative Agent and each Lender written notice of the following promptly (and, in any event, within three Business Days following the occurrence thereof):

(i) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(ii) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity or otherwise by or before any Governmental Authority, (i) against any Company that has had, or could reasonably be expected to result in, a Material Adverse Effect, (ii) with respect to any Loan Document or (iii) with respect to any of the other Transactions;

(iii) any development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect;

(iv) the occurrence of a Casualty Event in excess of $5,000,000 (whether or not covered by insurance);

(v) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(vi) any investigation or proposed investigation by the Pensions Regulator which could reasonably lead to the issuance of a Contribution Notice or Financial Support Direction to any Company (whether in respect of the UK DB Plans or otherwise), and of the receipt by any Company of a Contribution Notice or Financial Support Direction;

(vii) the receipt by any Company of any notice of any Environmental Claim or violation of or potential liability under, or knowledge by any Company that there exists a condition that has resulted, or could reasonably be expected to result, in an Environmental Claim or a violation of or liability under, any Environmental Law, except for Environmental Claims, violations and liabilities the consequence of which, in the aggregate, have not and could not be reasonably likely to subject the Companies collectively to liabilities exceeding $5,000,000; and

(viii) (i) the incurrence of any Lien (other than Permitted Collateral Liens) on, or claim asserted against, all or any material portion of the Collateral or (ii) the occurrence of any other event which could reasonably be expected to materially adversely affect the value of the Collateral.

Section 5.03 Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and all rights and franchises, licenses and permits material to its business, except as otherwise expressly permitted under Section 6.05 or Section 6.06.

(b) Do or cause to be done all things necessary to maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

Section 5.04 Insurance. (a) Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance and (v) worker’s compensation insurance and such other insurance as may be required by any Legal Requirement; provided that with respect to physical hazard insurance, (x) neither the Collateral Agent nor the applicable Company shall agree to the adjustment of any claim thereunder without the consent of the other (such consent not to be unreasonably conditioned, withheld or delayed), and (y) no consent of any Company shall be required during an Event of Default.

(b) Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly (and, in any event, within five Business Days) deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

(c) With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973.

(d) No Loan Party that is an owner of any Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could reasonably be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

Section 5.05 Obligations and Taxes. Pay its Material Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, and (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien.

Section 5.06 Employee Benefits. Comply in all material respects with all applicable Legal Requirements, including the applicable provisions of ERISA and the Code with respect to all Employee Benefit Plans and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within five Business Days after any Responsible Officer of any Company or any ERISA Affiliate of any Company knows or has reason to know that, any ERISA Event or other event with respect to an Employee Benefit Plan has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $5,000,000 or the imposition of a Lien, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) annual report (Form 5500 Series) filed by any Company or any of its ERISA Affiliates with the Employee Benefits Security Administration with respect to each Employee Benefit Plan; (ii) the most recent actuarial valuation report for each Pension Plan; and (iii) all notices received by any Company or any of its ERISA Affiliates from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event.

Section 5.07 Maintaining Records; Access to Properties and Inspections; Annual Meetings. (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements are made of all dealings and transactions in relation to its business and activities. Each Company will permit any representatives designated by the Administrative Agent upon reasonable advance notice and during normal business hours to visit and inspect the financial records and the property of such Company at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants); provided that (x) in the case of any discussion or meeting with the independent accountants, only if Borrower has been given the opportunity to participate in such discussion or meeting and (y) Borrower shall not be required to reimburse the Administrative Agent for the cost of more than one such visit and inspection during any fiscal year unless a Default or Event of Default has occurred and is continuing.

(b) Within 120 days after the close of each fiscal year of the Companies, at the request of the Administrative Agent or Required Lenders, hold a meeting (at a mutually agreeable location and time or, at the option of the Administrative Agent, a conference call) with all Lenders who choose to attend such meeting or conference call at which meeting or conference call shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies.

Section 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.12.

Section 5.09 Compliance with Environmental Laws. Comply, and cause all lessees and other Person occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any remedial action in accordance with Environmental Laws; provided, however, that none of Borrower or any Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 5.10 Margin Stock. Do or cause to be done all things necessary to ensure that Margin Stock represents less than 25% of the total assets of Borrower and its Subsidiaries on a consolidated basis.

Section 5.11 Additional Collateral; Additional Guarantors. (a) Subject to this Section 5.11, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject (but, in any event, excluding any Equity Interest of a Tax Excluded Subsidiary not required to be pledged pursuant to the last sentence of Section 5.11(b)), promptly (and in any event within 15 Business Days after the acquisition thereof or such longer time as the Administrative Agent and the Collateral Agent may agree in its sole discretion) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Collateral Liens and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable Legal Requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. Borrower and the other Loan Parties shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties.

(b) With respect to any person that is or becomes a Subsidiary (other than an Immaterial Subsidiary) of a Loan Party after the Closing Date, promptly (and in any event within 30 days after such person becomes a Subsidiary (or is no longer an Immaterial Subsidiary) (i) in the case of such Subsidiary directly owned by any Loan Party, subject to the last sentence of this paragraph (b), deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary owned by such Loan Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and, in all cases, all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) in the case such Subsidiary is a Wholly-Owned Domestic Subsidiary, cause such Subsidiary (unless it is (x) Schuff or a Subsidiary of Schuff or (y) a Target or a Subsidiary of Target) (A) to execute a Joinder Agreement to become a Subsidiary Guarantor and a Pledgor, (B) to the extent requested by Administrative Agent, deliver opinions of counsel to Borrower in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, and (C) to take all actions necessary or advisable in the reasonable opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such Security Document in accordance with all applicable Legal Requirements, including the filing of financing statements (or equivalent registrations) in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Collateral Agent pursuant to clause (i) of the preceding sentence shall not include any Equity Interests of a Tax Excluded Subsidiary and (2) no Tax Excluded Subsidiary shall be required to take the actions (or be the subject of such actions) specified in clause (ii) of the preceding sentence, provided that the exception contained in clause (1) shall not apply to (A) Voting Stock of any Tax Excluded Subsidiary (which is not a Subsidiary of another Tax Excluded Subsidiary) representing 65% of the total voting power of all outstanding Voting Stock of such Tax Excluded Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Tax Excluded Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 5.11(b).

(c) With respect to any person that becomes a Subsidiary of a Loan Party after the Closing Date (other than (x) a Subsidiary of Schuff, (y) a Subsidiary of Bridgehouse Marine or (z) a Target or Subsidiary of a Target), promptly (and in any event within 15 Business Days after such person becomes a Subsidiary or such longer time as the Administrative Agent and Collateral Agent may agree in its sole discretion) execute and deliver to the Collateral Agent (i) a counterpart to the Intercompany Note and (ii) if such Subsidiary is a Loan Party, an endorsement to the Intercompany Note (undated and endorsed in blank) in the form attached thereto, endorsed by such Subsidiary.

(d) (A) Promptly grant to the Collateral Agent (and in any event within 90 Business Days of the acquisition thereof or such longer time as the Administrative Agent and Collateral Agent may reasonable agree) a security interest in and Mortgage on each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a Fair Market Value of at least $5,000,000 as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected first priority Liens subject only to Permitted Collateral Liens. Such Loan Party shall promptly, upon reasonable request by the Administrative Agent, deliver to the Collateral Agent (and in any event within 30 days) a Landlord Access Agreement with respect to each leased Real Property subject to this Section 5.11(d) (unless the applicable Loan Party shall have used all commercially reasonable efforts to obtain, but failed to obtain, such Landlord Access Agreements). The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by applicable Legal Requirements to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, enforceability, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).

Section 5.12 Security Interests; Further Assurances. (a) Promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent or any Lender, at the Companies’ expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, enforceability, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens, or obtain any consents or waivers as may be necessary or appropriate in connection therewith.

(b) Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, instruments, consents, authorizations, approvals and Orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary or advisable to perfect or maintain the validity, enforceability, perfection and priority of the Liens on the Collateral pursuant to the Security Documents.

Section 5.13 Lenders Conference Call. Host a conference call with representatives of the Administrative Agent and the Lenders once during each fiscal quarter of Borrower upon reasonable prior notice to be held at such time as reasonably designated by Borrower (in consultation with the Administrative Agent), at which conference call shall be discussed the financial results of the previous fiscal quarter and the year-to-date financial condition of the Companies.

Section 5.14 Post-Closing Collateral Matters. Execute and deliver the documents and complete the tasks set forth below in this Section 5.14, in each case within the time limits specified below:

(a) Control Agreements. On or prior to the date that is 60 days after the Closing Date, (or such extended period as agreed to by the Administrative Agent in its sole discretion), use commercially reasonable efforts to cause Bank of America to execute and deliver, to the Administrative Agent a control agreement in a form reasonably acceptable to the Administrative Agent in respect of those certain deposit accounts existing as of the Closing Date and maintained at such financial institutions.

(b) Intercompany Note. On or prior to the date that is 30 days after the Closing Date, (or such extended period as agreed to by the Administrative Agent in its sole discretion), the Intercompany Note executed by and among the Companies (other than Schuff and its Subsidiaries, Bridgehouse Marine and its Subsidiaries and Primus Telecommunications, Inc.), accompanied by an endorsement to the Intercompany Note in the form attached thereto, undated and endorsed in blank by each of the Loan Parties.

(c) Schuff Credit Facility. On or prior to October 26, 2014, (or such extended period as agreed to by the Administrative Agent in its sole discretion), use reasonable best efforts to cause Schuff to amend, refinance or otherwise modify the Schuff Credit Facility to permit dividends to be paid by Schuff to Borrower subject to customary restrictions reasonably satisfactory to the Administrative Agent.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with the Administrative Agent, the Collateral Agent and each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, no Loan Party will, nor will they cause or permit any of their Subsidiaries to:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a) Indebtedness incurred under this Agreement, the other Loan Documents, Exchange Notes Indebtedness incurred under the Exchange Note Documents and, to the extent constituting Indebtedness, the Convertible Preferred Stock issued pursuant to the Convertible Preferred Stock Documents;

(b) Indebtedness outstanding on the Closing Date and, with respect to any such Indebtedness in excess of $100,000, listed on Schedule 6.01(b);

(c) Indebtedness under Hedging Obligations under Permitted Hedging Agreements, in each case entered into in the ordinary course of business and not for speculative purposes or taking a “market view”;

(d) Incurrence by (x) Borrower or any Subsidiary Guarantor of intercompany Indebtedness between or among Borrower and the Subsidiary Guarantors; provided that such Indebtedness shall be evidenced by the Intercompany Note, (x) Schuff or any of its Subsidiaries of intercompany Indebtedness between or among Schuff and its Subsidiaries, (y) Bridgehouse Marine or any of its Subsidiaries of intercompany indebtedness between or among Bridgehouse Marine and its Subsidiaries and (z) any Target or any of its Subsidiaries of intercompany Indebtedness between or among such Target and its Subsidiaries;

(e) Indebtedness of Borrower and its Subsidiaries in respect of Purchase Money Obligations and Capital Lease Obligations in an aggregate amount not to exceed $10,000,000 at any time outstanding; provided, however, that, in the case of Purchase Money Obligations, (i) such Indebtedness is incurred within 90 days after such acquisition, installation, construction or improvement of such fixed or capital assets (including Equity Interests of any person owning the applicable fixed or capital assets) by such person and (ii) the amount of such Indebtedness does not exceed the cost of such acquisition, installation, construction or improvement, as the case may be;

(f) Permanent Notes, the proceeds of which are used to prepay any or all of the Loans in accordance with the terms of this Agreement;

(g) Indebtedness in respect of bid, performance or surety bonds issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(h) Indebtedness of a Target or any of its Subsidiaries that becomes a Subsidiary on or after the date hereof; provided that such Indebtedness (i) exists at the time such person becomes a Subsidiary, (ii) is not created in anticipation or contemplation of such person becoming a Subsidiary and (iii) is not directly or indirectly recourse to any of the Companies or any of their respective assets, other than to the person that becomes a Subsidiary,

(i) Contingent Obligations of any Company in respect of Indebtedness otherwise permitted under this Section 6.01 (other than Section 6.01(h), Section 6.01(i));

(j) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(k) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(l) Unsecured Indebtedness of any Company in an aggregate principal amount for all Companies not to exceed $10,000,000 at any time outstanding (and refinancings thereof); provided, that (i) interest on such Indebtedness incurred by Borrower or any of its Subsidiaries (other than Schuff, Bridgehouse Marine and their respective Subsidiaries) under this clause (l) shall not be payable in cash at any time prior to the final maturity date of the Loans and, in lieu of paying cash interest, may be payable-in-kind by capitalizing and adding such interest to the then-outstanding principal amount of such Indebtedness, and (ii)(x) such Indebtedness has a later final maturity and longer weighted average life to maturity than the Loans in each case by at least 90 days and (y) the covenants, events of default and other terms, conditions and provisions thereof (including any guarantees thereof or any security documents in respect thereof) shall be in the aggregate, no less favorable to the Loan Parties than those contained in this Agreement;

(m) Indebtedness which represents (x) a refinancing or renewal of any of the Indebtedness described in clause (b), (e) (l) or (o); provided that (A) any such refinancing Indebtedness is in an aggregate principal amount (or aggregate amount, as applicable) not greater than the aggregate principal amount (or aggregate amount, as applicable) of the Indebtedness being renewed or refinanced, plus the amount of any reasonable premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life to maturity than the Indebtedness being renewed or refinanced, (C) the covenants, events of default, subordination (including lien subordination) and other terms, conditions and provisions thereof

(including any guarantees thereof or security documents in respect thereof) shall be, in the aggregate, no less favorable to the Administrative Agent, the Collateral Agent and the Lenders than those contained in the Indebtedness being renewed or refinanced, and (D) no Event of Default has occurred and is continuing or would result therefrom and (y) the accrual or accretion of any interest on any Indebtedness permitted under this Section 6.01;

(n) to the extent constituting Indebtedness, the Preferred Stock of Borrower in an aggregate principal amount not to exceed $40,000,000; and

(o) Indebtedness of Bridgehouse Marine and its Subsidiaries in an aggregate amount of Purchase Money Obligations not to exceed $35,000,000 at any time outstanding, the proceeds of which are used solely to pay the cash consideration for the acquisition or construction of vessels; provided, however, that, (x) no Default or Event of Default shall have occurred or be continuing and (y) the amount of such Indebtedness does not exceed 65% the cost of such acquisition or construction, as the case may be.

Section 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(b) Liens in respect of property of any Company imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, or the Loan Parties, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, or the Loan Parties, taken as a whole, and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(c) any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01 (n)(A), does not secure an aggregate amount of Indebtedness or other obligations, if any, greater than that secured on the

Closing Date (minus the aggregate amount of any permanent repayments and prepayments thereof since the Closing Date but only to the extent that such repayments and prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or a portion of such Indebtedness) and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions, servitudes and other similar charges or encumbrances, and minor title deficiencies, in each case, on or with respect to any Real Property, whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at or otherwise with respect to such Real Property;

(e) Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which such Company shall in good faith be diligently prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

(f) Liens (other than any Lien imposed by ERISA) (x) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (in each case, exclusive of obligations for the payment of Indebtedness) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this Section 6.02(f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (ii) to the extent such Liens are not imposed by Legal Requirements, such Liens shall in no event encumber any property other than cash and Cash Equivalents;

(g) Leases of the properties of any Company, in each case entered into in the ordinary course of such Company’s business so long as such Leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;

(i) Liens securing Indebtedness incurred pursuant to Section 6.01(e), Section 6.01(l) and Section 6.01(o), provided that (i) any such Liens attach only to the property being financed pursuant to such Indebtedness, (ii) do not encumber any other property of any Company and (iii) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of the Fair Market Value or the cost of the property secured by such Lien;

(j) Liens securing Indebtedness permitted pursuant to Section 6.01(a), Section 6.01(c), 6.01(f) and 6.01(h);

(k) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of applicable Legal Requirements, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(l) Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Company to the extent permitted hereunder; provided that such Liens (i) do not extend to property not subject to such Liens at the time of such acquisition, merger or consolidation (other than improvements thereon), (ii) are no more favorable to the lienholders than such existing Liens and (iii) are not created in anticipation or contemplation of such acquisition, merger or consolidation;

(m) Liens granted pursuant to the Security Documents to secure the Secured Obligations;

(n) licenses or sublicenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(o) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(p) Liens of a collecting bank arising in the ordinary course of business under Section 4208 of the UCC covering only the items being collected upon; and

(q) Liens granted by a Company in favor of a Loan Party in respect of Indebtedness owed by such Company to such Loan Party; provided that such Indebtedness is (i) evidenced by the Intercompany Note and (ii) pledged by such Loan Party as Collateral pursuant to the Security Documents.

Section 6.03 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”), except the following shall be permitted:

(a) Sale and Leaseback Transactions entered into by (x) Schuff and its Subsidiaries, (y) Bridgehouse Marine and its Subsidiaries or (z) any Target and its Subsidiaries; provided, that in no event shall (i) any such arrangement be made directly or indirectly with Borrower or any of its Subsidiaries (other than Schuff, Bridgehouse Marine, any Target and their respective Subsidiaries) and (ii) the aggregate amount of such arrangements exceed $15,000,000 at any time.

Section 6.04 Investments, Loans and Advances. Directly or indirectly, lend money or credit (by way of guarantee, assumption of debt or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) the Companies may consummate the Transactions in accordance with the provisions of the Transaction Documents;

(b) Investments outstanding on the Closing Date and identified on Schedule 6.04(b);

(c) the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(d) Hedging Obligations permitted pursuant to Section 6.01(c);

(e) loans and advances to directors, employees and officers of Borrower and the Subsidiaries for bona fide business purposes and to purchase Equity Interests of Borrower, in aggregate amount not to exceed $2,000,000 at any time outstanding (calculated without regard to write-downs or write-offs thereof); provided that, no loans in violation of Section 402 of the Sarbanes-Oxley Act shall be permitted hereunder;

(f) Investments by (i) Borrower in any Subsidiary Guarantor, (ii) any Company in Borrower or any Subsidiary Guarantor, (iii) a Subsidiary of Borrower that is not a Subsidiary Guarantor in any other Subsidiary of Borrower that is not a Subsidiary Guarantor, (iv) Schuff in any of its Subsidiaries and any Subsidiary of Schuff in Schuff or any other Subsidiary of Schuff, (v) Bridgehouse Marine in any of its Subsidiaries and any Subsidiary of Bridgehouse Marine in Schuff and (vi) any Target in any of its Subsidiaries and any Subsidiary of such Target in such Target or any other Subsidiary of Target; provided that any Investment by a Loan Party in the form of a loan or advance shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents;

(g) Investments in securities of trade creditors or customers in the ordinary course of business and consistent with such Company’s past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h) mergers and consolidations in compliance with Section 6.05;

(i) Investments made by Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;

(j) Acquisitions of property in compliance with Section 6.07 (other than Section 6.07(a));

(k) Dividends in compliance with Section 6.08;

(l) Investments consisting of licensing of Intellectual Property made in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(m) Investments consisting of licensing or contribution of Intellectual Property;

(n) other Investments in an aggregate amount not to exceed $5,000,000 on the date such Investments are made;

(o) other Investments by Borrower or any Subsidiary so long as (i) no Default or Event of Default then exists or would result therefrom and (ii) after giving effect to such Investment on a Pro Forma Basis, the aggregate amount of all unrestricted cash and Cash Equivalents of the Loan Parties shall be at least the sum of (x) the aggregate amount of unrestricted cash and Cash Equivalents of the Loan Parties then required pursuant to Section 6.10(c) plus (y) $2,500,000;

(p) Investments constituting Permitted Acquisitions;

(q) the Delayed Draw Tender Offer; and

(r) repayments of the Loans, Exchange Notes or Permanent Notes.

Section 6.05 Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, except that the following shall be permitted:

(a) the Transactions as contemplated by, and in compliance with, the Transaction Documents;

(b) dispositions of assets in compliance with Section 6.06 (other than Section 6.06(e) and Section 6.06(f));

(c) Permitted Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Acquisition);

(d) any solvent Company (other than Borrower) may merge or consolidate with or into Borrower or any Subsidiary Guarantor (as long as Borrower or a Subsidiary Guarantor is the surviving person in such merger or consolidation and, in the case of any Subsidiary Guarantor, remains a Wholly Owned Subsidiary of Borrower); provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable;

(e) any Subsidiary of Schuff may merge or consolidate with or into Schuff or any of its Subsidiaries;

(f) any Subsidiary of Bridgehouse Marine may merge or consolidate with or into Bridgehouse Marine or any of its Subsidiaries

(g) any Subsidiary of a Target may merge or consolidate with or into such Target or any of its Subsidiaries; and

(h) any Subsidiary may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up is not disadvantageous to any Agent or Lender in any material respect.

To the extent the requisite Lenders under Section 11.02(b) waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Company or any Affiliate thereof), but not the proceeds thereof, shall be sold free and clear of the Liens created by the Security Documents, and, so long as Borrower shall have previously provided to the Collateral Agent and the Administrative Agent such certifications or documents as the Collateral Agent and/or the Administrative Agent shall reasonably request in order to demonstrate compliance with this Section 6.05, the Collateral Agent shall take all actions it deems appropriate in order to effect the foregoing.

Section 6.06 Asset Sales. Effect any disposition of any property, or agree to effect any disposition of any property, except that the following shall be permitted:

(a) dispositions of obsolete property by Borrower or any of its Subsidiaries in the ordinary course of business and the abandonment, cancellation or other disposition of property in the ordinary course of business or that is, in the reasonable good faith judgment of Borrower, no longer economically practicable to maintain or material in the conduct of the business of the Companies taken as a whole;

(b) (i) other dispositions of property (other than vessels); provided that (x) the aggregate consideration received in respect of all dispositions of property pursuant to this clause (b)(i) shall not exceed $10,000,000 in any period of 12 consecutive months, but, in any event, shall not exceed $5,000,000 with respect to any single disposition of property, (y) such dispositions of property are made for Fair Market Value and on an arms-length commercial basis, and (z) at least 80% of the consideration payable in respect of such disposition of property is in the form of cash or Cash Equivalents; and

(ii) the disposition by Bridgehouse Marine or any of its Subsidiaries of one vessel; provided that (x) the Net Cash Proceeds of such disposition shall be reinvested in a substantially similar asset used or useful in the business of Bridgehouse Marine within 365 days following the receipt of such Net Cash Proceeds, (y) at least 80% of the consideration payable in respect of such disposition is either (i) in the form of cash or Cash Equivalents or (ii) credit against the purchase price of similar replacement property and (z) such disposition is made for Fair Market Value and on an arms-length commercial basis;

(c) leases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(d) licenses or sublicenses of Intellectual Property in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(e) the Transactions as contemplated by, and in compliance with, the Transaction Documents;

(f) Investments in compliance with Section 6.04;

(g) mergers and consolidations in compliance with Section 6.05;

(h) Dividends in compliance with Section 6.08;

(i) sales of inventory in the ordinary course of business and dispositions of cash and Cash Equivalents in the ordinary course of business;

(j) any disposition of property that constitutes a Casualty Event;

(k) licenses or sublicenses of Intellectual Property in the ordinary course of business;

(l) any disposition of property as contemplated by, and in compliance with, the Blackiron Equity Purchase Agreement or the NA Telecom Purchase Agreement;

(m) any termination of leases by Borrower or any Subsidiary as lessee that is, in the reasonable and good faith judgment of Borrower, no longer commercially practicable to maintain or useful in the conduct of business of the Companies taken as a whole;

(n) any disposition of property (x) by any Subsidiary of Borrower to Borrower or any of its Wholly Owned Subsidiaries; provided that if the transferor of such property is a Guarantor, the transferee thereof must be Borrower or a Guarantor, (x) by Schuff to any Subsidiary of Schuff or any Subsidiary of Schuff to Schuff or any other Subsidiary of Schuff, (y) by Bridgehouse Marine to any Subsidiary of Bridgehouse Marine or any Subsidiary of Bridgehouse Marine to Bridgehouse Marine and (z) by a Target to any Subsidiary of such Target or any Subsidiary of such Target to Target or any other Subsidiary of such Target; or

(o) in the case of Bridgehouse Marine, charters and leases of vessels and related property in the ordinary course of business;

To the extent the requisite Lenders under Section 11.02(b) waive the provisions of this Section 6.06, with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Company or any Affiliate thereof), but not the proceeds thereof, shall be sold free and clear of the Liens created by the Security Documents, and, so long as Borrower shall have previously provided to the Collateral Agent and the Administrative Agent such certifications or documents as the Collateral Agent and/or the Administrative Agent shall reasonably request in order to demonstrate compliance with this Section 6.06, the Collateral Agent shall take all actions it deems appropriate in order to effect the foregoing.

Section 6.07 Acquisitions. Purchase or otherwise acquire (in one or a series of related transactions) any part of the property of any person (or agree to do any of the foregoing at any time), except that the following shall be permitted:

(a) Investments in compliance with Section 6.04;

(b) Capital Expenditures by Borrower and the Subsidiaries;

(c) purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

(d) leases or licenses of real or personal property in the ordinary course of business and in accordance with this Agreement and the applicable Security Documents;

(e) the Transactions as contemplated by, and in compliance with, the Transaction Documents;

(f) Permitted Acquisitions;

(g) mergers and consolidations in compliance with Section 6.05; and

(h) Dividends in compliance with Section 6.08;

provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable.

Section 6.08 Dividends. Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company (including pursuant to any Synthetic Purchase Agreement) or incur any obligation (contingent or otherwise) to do so, except that the following shall be permitted:

(a) Dividends by any Subsidiary of Borrower to the holders of its Equity Interest on a ratable basis;

(b) repurchases or redemptions of Qualified Capital Stock of Borrower held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate amount of payments to Borrower shall not exceed, in any period of 12 consecutive months, $2,500,000 and, in the aggregate, $5,000,000;

(c) Dividends by Borrower in accordance with the Convertible Preferred Stock Documents as in effect on the Closing Date; provided that, (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) Dividends payable in cash may only be paid with respect to Convertible Preferred Stock outstanding as of the Closing Date;

(d) Any payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of or otherwise reserving any funds for the foregoing purposes; and

(e) the Delayed Draw Tender Offer.

Section 6.09 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among (w) Borrower and one or more Subsidiary Guarantors, (x) Schuff and its Subsidiaries, (y) Bridgehouse Marine and its Subsidiaries and (z) any Target and its Subsidiaries), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) Dividends permitted by Section 6.08;

(b) Investments permitted by Sections 6.04(e) and (f);

(c) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of the applicable Company; and

(d) the Transactions as contemplated by, and in accordance with, the Transaction Documents.

(e) agreements and transactions set forth in Schedule 6.09

Section 6.10 Financial Covenants.

(a) Minimum Consolidated EBITDA. Permit the aggregate Consolidated EBITDA, as of the last day of any Test Period ending on the last day of each fiscal quarter of Borrower beginning with the fiscal quarter ending December 31, 2014 to be less than the amount set forth below opposite the last day of such Test Period:

Test Period	Consolidated EBITDA
December 31, 2014 and March 31, 2015	$55,000,000
June 30, 2015	$60,000,000
September 30, 2015	$65,000,000
December 31, 2015 and March 31, 2016	$70,000,000
June 30, 2016	$75,000,000
September 30, 2016	$80,000,000

(b) Minimum Collateral Coverage Ratio. Permit the Collateral Coverage Ratio as of the last day of any Test Period ending on the last day of each fiscal quarter of Borrower beginning with the fiscal quarter ending December 31, 2014 to be less than the ratio set forth below opposite the last day of such Test Period:

Test Period	Collateral Coverage Ratio
December 31, 2014, March 31, 2015, June 30, 2015 and September 30, 2015	1.00 to 1.00
December 31, 2015, March 31, 2016, June 30, 2016 and September 30, 2016	1.25 to 1.00

(c) Minimum Liquidity. Permit, (x) as of any date prior to the first anniversary of the Closing Date, the aggregate amount of all unrestricted cash and Cash Equivalents of the Loan Parties to be less than Borrower’s obligation to pay interest on the Loans and all other Indebtedness (including mandatory cash dividends under the Convertible Preferred Stock) of Borrower and its Subsidiaries for the next six months and (y) on and as of any date after the first anniversary of the Closing Date, the aggregate amount of all unrestricted cash and Cash Equivalents of the Loan Parties to be less than Borrower’s obligation to pay interest on the Loans and all other Indebtedness (including mandatory cash dividends under the Convertible Preferred Stock) of Borrower and its Subsidiaries for the next twelve months. In the case any such Indebtedness bears interest at a floating rate, Borrower may assume that the reference interest rate in effect on the applicable date of determination will be in effect for the remainder of such period.

Section 6.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents, Acquisition and Certain Other Documents, etc. Directly or indirectly:

(a) (including pursuant to any Synthetic Purchase Agreement) make or offer to make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption, retirement, defeasance, or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under any Subordinated Indebtedness;

(b) amend or modify, or permit the amendment or modification of, any provision of any Transaction Document or any Material Indebtedness in any manner that is, or could reasonably be expected to be, adverse in any material respect to the interests of any Agent or Lender; or

(c) terminate, amend, modify (including electing to treat any Pledged Interests (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC) or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not, and could not reasonably be expected to be, adverse in any material respect to the interests of any Agent or Lender.

Section 6.12 Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance, restriction or condition on the ability of any Subsidiary to (i) pay Dividends or make any other distributions on its Equity Interests or any other interest or participation in its profits owned by any Company, or pay any Indebtedness owed to any Company, (ii) make loans or advances to any Company or (iii) transfer any of its properties to any Company, except for such encumbrances, restrictions or conditions existing under or by reason of:

(a) applicable mandatory Legal Requirements;

(b) this Agreement, the other Loan Documents and the credit documents and other arrangements listed on Schedule 6.01(b);

(c) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary;

(d) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business;

(e) customary restrictions and conditions contained in any agreement relating to the sale or other disposition of any property pending the consummation of such sale; provided that (i) such restrictions and conditions apply only to the property to be sold, and (ii) such sale or other disposition is permitted hereunder;

(f) the credit documents evidencing Indebtedness permitted under Section 6.01(h); or

(g) with respect to clause (iii) above, customary encumbrances, restrictions or conditions with respect to the leasing of vessels contained in the credit documents evidencing Indebtedness permitted under Section 6.01(o).

Section 6.13 Limitation on Issuance of Capital Stock. (a) With respect to Borrower, issue any Equity Interest that is Disqualified Capital Stock.

(b) With respect to any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of

Equity Interests which do not decrease the percentage ownership of Borrower or any Subsidiaries in any class of the Equity Interests of such Subsidiary, (ii) stock dividends pursuant to (x) stock plans or other agreements existing on the Closing Date not in excess of, in the case of Schuff, 5.0% of the fully diluted value of the Equity Interests of Schuff and (y) listed on Schedule 6.13 or adopted or agreed to in the ordinary course of business not in excess of 2.5% of the fully diluted value of the Equity Interests of such Subsidiary; and (iii) Subsidiaries of Borrower formed or acquired after the Closing Date in accordance with Section 6.04 may issue Equity Interests to the Company which is to own such Equity Interests. All Equity Interests issued in accordance with this Section 6.13(b) shall, to the extent required by Sections 5.11 and 5.12 or any Security Document, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Document.

Section 6.14 Business. With respect to the Subsidiaries (except for a Subsidiary acquired pursuant to a Permitted Acquisition), engage (directly or indirectly) in any businesses other than those businesses in which the Subsidiaries are engaged on the Closing Date and any business reasonably related, ancillary or complimentary thereto.

Section 6.15 Limitation on Accounting Changes. Make or permit, any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that are required by GAAP or UK GAAP, as applicable (subject in each case to the provisions of Section 1.04).

Section 6.16 Fiscal Periods. Change its fiscal year-end and fiscal quarter-ends to dates other than December 31 and March 31, June 30, September 30, respectively.

Section 6.17 No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Company to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement and the other Loan Documents; (b) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens (other than Liens permitted under Section 6.02(n)) on the properties encumbered thereby; (c) agreements evidencing Indebtedness permitted under Section 6.01(h) and Section 6.01(l); and (d) any prohibition or limitation that (i) exists pursuant to applicable Legal Requirements, or (ii) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale; provided that (1) such restrictions apply only to the property to be sold and such sale is permitted hereunder, and (2) such sale is permitted hereunder, or (iii) restricts subletting or assignment of any lease governing a leasehold interest of Borrower or one of its Subsidiaries.

Section 6.18 Anti-Terrorism Law; Anti-Money Laundering. (a) Directly or indirectly, (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Companies’ compliance with this Section 6.18).

(b) Cause or permit any of the funds of such Loan Party that are used to repay the Credit Extensions to be derived from any unlawful activity with the result that the making of the Credit Extensions would be in violation of Legal Requirements.

Section 6.19 Embargoed Person. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans or other Credit Extensions to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC and/or on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Legal Requirements, or the Loans or other Credit Extensions made by the Lenders would be in violation of Legal Requirements, or (2) the Executive Order, any related enabling legislation or any other similar executive orders, or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Legal Requirements or the Credit Extensions are in violation of applicable Legal Requirements.

Section 6.20 UK Pensions. No Company shall, except for the UK DB Plans, be or become at any time the employer of a UK defined benefit pension plan.

ARTICLE VII

GUARANTEE

Section 7.01 The Guarantee. The Guarantors hereby, jointly and severally, guarantee, as primary obligors and not as sureties, to each Secured Party and their respective successors and assigns, the prompt payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of, and premium and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The

Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 7.02 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and performance and not of collection and to the fullest extent permitted by applicable Legal Requirements, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full of the Guaranteed Obligations). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement, the other Loan Documents or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, any Secured Party as security for any of the Guaranteed Obligations shall fail to be valid, perfected or to have the priority required under the Loan Documents; or

(v) the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower or any Guarantor under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and their respective successors and assigns, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 7.03 Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.04(f) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 7.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and other Loan Documents may be declared to be forthwith due and payable as provided in Article VIII

(and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

Section 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 7.07 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Legal Requirement affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the rights of subrogation and contribution established in Sections 7.04 and 7.10, respectively) that is valid and enforceable, not void or voidable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, (i) all of the Equity Interests or (ii) all or substantially all of the property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons (other than any Company or any Affiliate thereof), such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Section 11.03) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of the sale of all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Documents shall be released, and, so long as Borrower shall have previously provided the Collateral Agent and the Administrative Agent such certifications or documents the Collateral Agent and/or the Administrative Agent as shall reasonably request, the Collateral Agent shall take, and the Lenders hereby irrevocably authorize the Collateral Agent to take, such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents.

Section 7.10 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default. Upon the occurrence and during the continuance of any of the following events (each, an “Event of Default”):

(a) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Credit Extension or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, whether at the due date thereof (including an Interest Payment Date) or at a date fixed for prepayment (whether voluntary or mandatory) or by acceleration or demand thereof or otherwise, and such default shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings of Loans hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Sections 5.01, 5.02, 5.03(a), 5.08, 5.11, 5.14, 10.01(c), 10.03(c), 10.03(e) or in Article VI (other than Section 6.10(c) to the extent described in clause (e) below);

(e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 15 Business Days (or (x) not more than three times prior to the Extended Term Loan Maturity Date, five Business Days in the case of Section 6.10(c), (y) three Business Days in the case of the Fee Letter (other than Section 2 of the Fee Letter) and (z) 10 Business Day in the case of Section 2 of the Fee Letter) after the occurrence thereof;

(f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $10,000,000 at any one time;

(g) an Insolvency Proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company or of a substantial part of the property of any Company, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for any Company or for a substantial part of the property of any Company, or (iii) the winding-up or liquidation of any Company; and such proceeding or petition shall continue undismissed for 60 days or an Order approving or ordering any of the foregoing shall be entered;

(h) any Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement, (ii)consent to the institution of, or fail to contest in a timely and appropriate manner, any Insolvency Proceeding or the filing of any petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for any Company or for a substantial part of the property of any Company, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, (vii) wind up or liquidate, or (viii)take any action for the purpose of effecting any of the foregoing;

(i) one or more Orders for the payment of money in an aggregate amount in excess of $10,000,000 (that are not covered by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A-, it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company or such insurance company has not been promptly notified of such amounts or such insurance company is not participating in the defense thereof with customary diligence (as reasonably determined by the Administrative Agent)) shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such Order;

(j) (i) except as set forth on Schedule 8.01(j), the occurrence of one or more ERISA Events or noncompliance with respect to Foreign Plans, (ii) the issuance by the Pensions Regulator of a Contribution Notice or Financial Support Direction to any Company or (iii) any Person takes any action to wind-up a UK DB Plan that, in each case in the reasonable opinion of the Required Lenders, when taken together with all other such ERISA Events and noncompliance with respect to UK DB Plans and other Foreign Plans that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(k) any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a valid, enforceable, perfected first priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in this Agreement or such Security Document)) in favor of the Collateral Agent, or shall be asserted by or on behalf of any Company not to be, a valid, enforceable, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby; provided that it shall not be an Event of Default under this paragraph (k) if the Collateral Agent shall not have, or shall cease to have, a valid, enforceable and perfected first priority security interest in or Lien on any Collateral purported to be covered by the Security Documents that (i) has a Fair Market Value, individually or in the aggregate, of less than $10,000,000 and (ii) is not material to the operations or the businesses of the Companies, taken as a whole;

(l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by or on behalf of any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Company (directly or indirectly) shall repudiate, revoke, terminate or rescind (or purport to do any of the foregoing) or deny any portion of its liability or obligation for the Obligations; or

(m) there shall have occurred a Change in Control;

(n) there shall have occurred the termination of, or the receipt by any Company of notice of the termination of, or the occurrence of any event or condition which would, with the passage of time or the giving of notice or both, constitute an event of default under or permit the termination of, any one or more Material Agreements of any Company;

(o) any Company shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has, or could reasonably be expected to result in, a Material Adverse Effect by virtue of any determination, ruling, decision or Order of any court or Governmental Authority of competent jurisdiction; or

(p) the Acquisition shall not have occurred on the Closing Date in accordance with the terms and conditions of the Acquisition Agreement;

then, and in every such event (other than an event with respect to Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments; (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding; and (iii) exercise any and all of its other rights and remedies under applicable Legal Requirements, hereunder and under the other Loan Documents; and in any event with respect to Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding.

In addition, without limiting the foregoing, in the event of a foreclosure (or other similar exercise of remedies) by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent, the Administrative Agent or any Secured Party may be the purchaser of any or all of such Collateral at any such sale or other disposition and, in addition, the Collateral Agent or the Administrative Agent, as agent for and representative of all of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Collateral Agent at such sale.

Section 8.02 Rescission. If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Loan Parties shall pay all arrears of interest and all payments on account of principal of the Loans owing by them that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.02, then upon the written consent of the Required Lenders (which may be given or withheld in their sole discretion) and written notice to Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the other Secured Parties to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrower and the other Loan Parties and do not give Borrower and/or any of the Loan Parties the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

Section 8.03 Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement or any other Loan Document, promptly by the Collateral Agent as follows:

(a) First, to the indefeasible payment in full in cash of all costs and expenses, fees, commissions and taxes of such sale, collection or other realization (including compensation to the Collateral Agent, the Administrative Agent and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent and the Administrative Agent in connection therewith and all amounts for which the Collateral Agent and the Administrative Agent is entitled to indemnification pursuant to the provisions of any Loan Document), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the indefeasible payment in full in cash of all other reasonable costs and expenses of such sale, collection or other realization (including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations in respect of the Credit Facility (other than principal) in each case equally and ratably in accordance with the respective amounts thereof then due and owing (it being agreed that, for purposes of applying this clause (c), all interest and all other amounts described herein will be deemed payable in accordance with this Agreement regardless of whether such claims are allowed in any proceeding described in Section 8.01(g) or (h));

(d) Fourth, to the indefeasible payment in full in cash, pro rata, of the principal amount of the Obligations in respect of the Credit Facility;

(e) Fifth, to the indefeasible payment in full in cash of Secured Obligations of the type specified in clause (b) of the definition of Secured Obligations then due and owing, pro rata;

(f) Sixth, to the indefeasible payment in full in cash of the remaining Secured Obligations then due and owing, pro rata; and

(g) Seventh, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (g) above, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 9.01 Appointment. (a) Each Lender hereby irrevocably designates and appoints each of the Administrative Agent and the Collateral Agent as an agent of such Lender under this Agreement and the other Loan Documents. Each Lender irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Agents, the Lenders and no Loan Party shall have rights as a third party beneficiary of any such provisions. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and any rights of the Secured Parties with respect thereto as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for

Borrower or any of its Subsidiaries. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Legal Requirement a security interest can be perfected by possession or control. Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

Section 9.02 Agent in Its Individual Capacity. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Company or Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, if the Agent is not indemnified to its satisfactory, or that is contrary to any Loan Document or applicable Legal Requirements including, for the avoidance of doubt any action that may be in violation of the automatic stay under any Insolvency Law or that may effect a foreclosure, modification or termination of property of a Defaulting Lender under any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Company or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof describing such default is given to such Agent by Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider. Neither any Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents.

Section 9.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person. Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless each Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

Section 9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Agent. The Agents shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Section 9.06 Successor Agent. Each Agent may resign as such at any time upon at least 10 days’ prior notice to the Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Agent from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 10 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000; provided that if such retiring Agent is unable to find a commercial banking institution that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents, and the Lenders shall assume and perform all of the duties of the Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent.

Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents. The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article IX, Section 11.03 and Sections 11.08 to 11.10 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 9.07 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, conducted its own independent investigation of the financial condition and affairs of the Loan Parties and their Subsidiaries and made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed any confidential information memorandum or similar document and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 9.08 Name Agents. The parties hereto acknowledge that the Lead Arranger, the Book Manager, the Documentation Agent and the Syndication Agent hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender hereunder.

Section 9.09 Indemnification. The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Persons (to the extent not reimbursed by Borrower or the Guarantors and without limiting the obligation of Borrower or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 9.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or Related Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Person under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from such Agent’s or Related Party’s, as the case may be, gross negligence or willful misconduct. The agreements in this Section 9.09 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 9.10 Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 9.11 Lender’s Representations, Warranties and Acknowledgements. (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders. Each Lender acknowledges that no Agent or Related Person of any Agent has made any representation or warranty to it. Except for documents expressly required by any Loan Document to be transmitted by an Agent to the Lenders, no Agent shall have any duty or responsibility (either express or implied) to provide any Lender with any credit or other information concerning any Loan Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of a Loan Party, that may come in to the possession of an Agent or any of its Related Persons.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date.

Section 9.12 Security Documents and Guaranty.

(a) Agents under Security Documents and Guaranty. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Loan Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Permitted Hedging Agreement. Subject to Section 11.02, without further written consent or authorization from any Secured Party, the Administrative

Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.02) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.09 or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.02) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c) Release of Collateral and Guarantees, Termination of Loan Documents.

(1) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedging Agreement) take such actions as shall be required to release its security interest in any Collateral subject to any disposition permitted by the Loan Documents, and to release any guarantee obligations under any Loan Document of any person subject to such disposition, to the extent necessary to permit consummation of such disposition in accordance with the Loan Documents.

(2) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Hedging Agreement and contingent indemnification obligations and expense reimbursement claims to the extent no claim therefor has been made) have been paid in full and all Commitments have terminated or expired, upon request of Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedging Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Hedging Agreements or any such contingent indemnification obligations or expense reimbursement claims. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(d) The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.13 Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under Sections 2.03 and 11.03) allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X

EXCHANGE NOTES

Section 10.01 Exchange Notes Indenture. (a) Borrower and the Arranger hereby agree to negotiate in good faith the form of an Exchange Notes Indenture with respect to the Exchange Notes, which Exchange Notes Indenture shall be governed by New York law. Borrower and Arranger agree to finalize the Exchange Notes Indenture no later than 90 days from the date hereof.

(b) Borrower shall select a bank or trust company reasonably acceptable to the Arranger to act as trustee under the Exchange Notes (the “Exchange Notes Trustee”). The Exchange Notes Trustee shall at all times be a bank or trust company organized and doing business under the laws of the United States or of any State or the District of Columbia and having a combined capital and surplus of not less than $500,000,000 which is authorized under the laws of its jurisdiction of incorporation to exercise corporate trust powers and is subject to supervision or examination by Federal, State or District of Columbia authority and which has an office or agency in New York, New York.

(c) The Exchange Notes Indenture shall be fully executed and delivered and the Exchange Notes will be fully executed and deposited into escrow not later than 10 days prior to the Conversion Date or such other date as the Arranger may agree.

Section 10.02 Exchange Notes.

(a) Subject to satisfaction of the provisions of this Article 10, at any time or from time to time on and after the Conversion Date, each Lender will have the option to notify the Administrative Agent in writing of its request for exchange notes (an “Exchange Request”) given in accordance with Section 10.03 below, to exchange all or any portion of its share in the Loan then outstanding for one or more notes (each, a “Exchange Note,” and collectively, the “Exchange Notes,” and each such exchange being referred to herein as an “Exchange”); provided that at least $50.0 million (or such lesser amount acceptable to Borrower) in aggregate principal amount of Loans are exchanged. In connection with any such Exchange, the applicable Lender will not, at the time of such Exchange or the next Interest Payment Date, be entitled to receive accrued and unpaid interest on such Lender’s Loans being exchanged for Exchange Notes on such date; provided that the Exchange Notes issued to such Lender shall accrue interest from the most recent Interest Payment Date prior to such Exchange (even if such date is prior to the first issuance of Exchange Notes.

(b) The Exchange Notes shall:

(i) rank pari passu with the Loans to the extent that the Loans remains outstanding;

(ii) be issued pursuant to and shall be governed by and construed solely in accordance with the Exchange Notes Indenture;

(iii) be guaranteed by the same entities that guarantee the Loans on the same basis and will be secured by the same assets securing the Loans on the same basis; and

(iv) require that Borrower and each Guarantor submit to the jurisdiction and venue of the U.S. Federal and state courts of the State of New York and waive any right to trial by jury in connection with disputes arising under the Exchange Notes.

The principal amount of the Exchange Notes in any Exchange will equal 100% of the aggregate principal amount of the Loan for which they are exchanged and shall be issued at an issue price equal to such principal amount of the Loan for which they are exchanged.

(c) Each Exchange Note in an Exchange shall:

(i) be denominated in United States dollars;

(ii) bear interest at a fixed rate per annum (computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues) that is equal to the Cap Rate (excluding default interest (described in the next sentence), if any. In addition, interest on overdue principal and interest, if any, will accrue at a rate that is 2.0% higher than the interest rate on the Exchange Notes, as specified in the Exchange Notes Indenture. Such interest will be payable semi-annually.

(d) If required by law or requested by Administrative Agent or any Arranger, Borrower shall promptly procure that each relevant Loan Party enters into all documentation necessary to ensure that the guarantees and Liens created under the Security Documents and this Agreement secures and guarantees the liabilities and obligations of the Loan Parties under the Exchange Notes including, without limitation, any necessary security confirmations, amendments to security or re-taking of security, all necessary filings and delivery of updated share registers (as applicable).

Section 10.03 Manner of Exchange of Loans.

(a) Subject to Sections 10.01 and 10.02, in order to effect an Exchange a Lender shall provide the Administrative Agent and Borrower with a duly completed Exchange Request substantially in the form of Exhibit F at least ten (10) Business Days prior to an the date specified for such Exchange in the Exchange Request (each an “Exchange Date”) (which shall also be a Business Day) selected by such Lender for an Exchange in compliance with Section 10.02 above. Each Exchange Request under this Section 10.03 shall specify the following:

(i) the Lender’s legal name;

(ii) the Exchange Date selected by such Lender;

(iii) the name and account of the DTC participant to be credited with such Exchange Notes (or, if applicable, the name of the proposed registered holder of the Exchange Notes) to be issued pursuant to the Exchange Request, and the address for delivery of the Exchange Notes to be delivered thereto, provided that at the Lender’s option, the Exchange Notes may be issued directly to any third party designated by it, upon surrender by such Lender to Borrower of an equal principal amount of the Loan;

(iv) the principal amount of that Lender’s Loan to be repaid and the corresponding principal amount of Exchange Notes to be issued pursuant to the Exchange Request, provided that the minimum denominations in which a Lender’s share in the Loan may be exchanged shall be at least $1,000,000 and integral multiples of $1,000 in excess thereof;

(v) the amount of each Exchange Note requested (which shall be at least $1,000,000 and integral multiples of $1,000);

(vi) that the Exchange Request is delivered pursuant to this Section 10.03; and

(vii) an acknowledgement in form and substance substantially similar to the acknowledgement set forth in Section 10.04(i) hereof.

If any Exchange Date would occur after a Record Date (as defined in the Exchange Notes Indenture) and prior to the immediately following Interest Payment Date (as defined in the Exchange Notes Indenture), then the Exchange Date shall be deferred until the date of such immediately following Interest Payment Date.

(b) In addition, such Lender shall provide such other information reasonably requested by Administrative Agent or any Arranger.

(c) Not later than 5 Business Days following receipt by Borrower of the first Exchange Request pursuant to Section 10.02,

(i) Borrower shall execute and deliver, and shall use commercially reasonable efforts to cause the Exchange Notes Trustee to execute and deliver, the Exchange Notes Indenture.

(ii) Borrower shall use all commercially reasonable efforts to cause the Exchange Notes to become eligible for deposit at DTC prior to the initial issuance thereof, including by filing with DTC an appropriately executed letter of representations, and

(iii) Borrower shall use all commercially reasonable efforts to obtain “CUSIP” and “ISIN” numbers and ratings from each of Moody’s and S&P for the Exchange Notes prior to the initial issuance thereof. Not later than five Business Days following delivery of any Exchange Request, Borrower shall (A) deliver a written notice to the Exchange Notes Trustee, directing such Exchange Notes Trustee to authenticate and delivery Exchange Notes as specified in the Exchange Request and (B) use all commercially reasonable efforts to effect delivery of such Exchange Notes to the requesting Lender on the requested Exchange Date. Each Exchange Note shall be recorded in book-entry form as a beneficial interest in one or more global notes deposited with the Exchange Notes Trustee as custodian for DTC and credited to the account of the exchanging Lender directly or indirectly through the participant in DTC’s system specified by such Lender in the applicable Exchange Request, unless the foregoing is not possible after Borrower’s use of commercially reasonable efforts in which case each Exchange Note shall be issued as a definitive registered note payable to the registered holder specified by the exchanging Lender in the applicable Exchange Request.

(d) Upon delivery of the Exchange Notes pursuant to this Section 10.03, Administrative Agent shall cancel each relevant Lender’s Loans so exchanged and the Exchange Notes so issued will be governed by and construed in accordance with the Exchange Notes Indenture.

(e) Borrower agrees that as a condition to the effectiveness of the exchange of any Loans for Exchange Notes:

(i) Borrower shall have issued the Exchange Notes pursuant to the Exchange Notes Indenture substantially in the applicable form set forth therein, and Borrower and Exchange Notes Trustee shall have executed and delivered the Exchange Notes Indenture;

(ii) Borrower shall have provided to the Administrative Agent copies of resolutions of its board of directors approving the execution and delivery of the Exchange Notes Indenture and the issuance of the Exchange Notes, together with a customary certificate of the secretary of Borrower certifying such resolutions;

(iii) Borrower shall have caused (A) its counsel to deliver to the Administrative Agent an executed legal opinion in form and substance customary for a transaction of that type to be mutually agreed upon by Borrower and the Administrative Agent (including with respect to due authorization, execution and delivery, validity and enforceability of the Exchange Notes and the Exchange Notes Indenture) and (B) its independent auditors to deliver customary accountants’ comfort letters as may reasonably be requested by the Administrative Agent and the exchanging Lenders; and

(iv) if requested by the Arranger in connection with an Exchange Request delivered pursuant to Section 10.03, an offering memorandum or offering circular of the type and in the form customary for Rule 144A private placements of high-yield debt securities (without registration rights) (the “Required Offering Document”), including (i) all required audited and unaudited financial statements of Borrower, Schuff and Bridgehouse Marine; and (ii) all pro forma financial statements of Borrower customarily included in offering documents for offerings conducted under Rule 144A (without registration rights). Such financial statements shall (A) meet the requirements of Regulation S-X for Form S-1 registration statements (with customary exceptions for offerings conducted under Rule 144A (without registration rights)) (it being understood none of such information need include (I) financial statements required by Rules 3-09, 3-10 or 3-16 of Regulation S-X (the “Excluded S-X Information”) under the Securities Act, (II) Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act and the executive compensation disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC 27444A and (III) any other information customarily excluded in offering memoranda used in connection with Rule 144A private placements of high-yield debt securities (without registration rights), but would include customary disclosure of certain guarantor and non-guarantor information for an offering conducted under Rule 144A that does not include the Excluded S-X Information, and (B) are in a form which will enable the applicable independent auditors of Borrower, Schuff and Bridgehouse Marine to provide customary comfort letters with respect thereto (including customary “negative assurance” comfort).

(f) If the foregoing conditions set forth in Section 10.03(e) are not satisfied with respect to any exchange of the Loans for Exchange Notes, then the applicable Lenders shall retain all of their rights and remedies with respect to the Loans subject to such exchange pursuant to this Agreement until such conditions are satisfied and such Loans are so exchanged for Exchange Notes. Borrower agrees to use commercially reasonable efforts to satisfy the conditions set forth in Section 10.03(e) with respect to any exchange no later than five Business Days after its receipt of the Exchange Request for such exchange.

Section 10.04 Securities Demand Failure.

If a Demand Failure Event shall occur and be continuing for more than five days, then, upon notice by the Administrative Agent to Borrower: (a) the Loans shall be modified to bear interest as provided in Section 2.06(a)(ii), and (b) the optional prepayment provisions of the Loans shall be modified to be subject to the redemption premiums applicable to the Exchange Notes as set forth on Schedule 1.01(f). In addition, upon a Demand Failure Event, Borrower shall pay to the Arranger such fees as shall have been separately agreed upon in writing (including in the Fee Letter) in the amounts and at the times so specified.

Section 10.05 Not a Registered Security.

(a) Each Lender acknowledges that no issuance of the Exchange Notes will be registered under the Securities Act and represents and agrees that it may only acquire Exchange Notes for its own account and that it will not, directly or indirectly, transfer, sell, assign, pledge or otherwise dispose of the Exchange Notes (or any interest therein) unless such transfer, sale, assignment, pledge or other disposition is made (i) pursuant to an effective registration statement under the Securities Act or (ii) pursuant to an available exemption from registration under, and otherwise in compliance with, the Securities Act. Each of the Lenders acknowledges that the Exchange Notes will bear a legend restricting the transfer thereof in accordance with the Securities Act.

(b) Subject to the provisions of the previous paragraph and the register provisions in the Exchange Notes Indenture, each of Borrower and Guarantors agrees that each Lender will be able to sell or transfer all or any part of the Exchange Notes to any third party in compliance with applicable laws.

Section 10.06 Offering Memorandum. Borrower agrees that no later than October 26, 2014, in connection with the transactions contemplated by the Engagement Letter, it will provide to Jefferies LLC a customary preliminary offering memorandum containing, or incorporating by reference to filings publicly made by Borrower, Schuff and Bridgehouse Marine with the SEC, (A) all customary information (other than a “description of notes” and information customarily provided by Jefferies Finance LLC or its affiliates or their counsel or advisors), including financial statements (other than pro forma financial statements which are described below), business and other financial data of the type and form that are customarily included in private placements pursuant to Rule 144A (without registration rights) (including information required by Regulation S-X and Regulation S-K under the Securities Act, which is understood not to include consolidating financial statements, separate subsidiary financial statements and other financial statements and data that would be required by Sections 3-09, 3-10 and 3-16 of Regulation S-X and Item 402 of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other customary exceptions) and (B) pro forma financial statements of the type and form that are customarily included in private placements pursuant to Rule 144A (without registration rights) to be prepared in a manner consistent with Regulation S- X (and in the case of pro forma financial statements for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period of Borrower presented, as if Regulation S-X was applicable to such financial statements) and (ii) all other financial data that would be reasonably necessary for Jefferies LLC to receive customary “comfort” letters from the independent accountants of Borrower, Schuff and Bridgehouse Marine in connection with the offering of the Notes (and Borrower shall have made all commercially reasonable efforts to provide Jefferies LLC with drafts of such “comfort” letters (which shall provide customary “negative assurance” comfort), which such accountants are prepared to issue upon completion of customary procedures).

ARTICLE XI

MISCELLANEOUS

Section 11.01 Notices. (a) Generally. Notices and other communications provided for herein shall, except as provided in Section 11.01(b), be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any Loan Party, to Borrower at HC Holdings, Inc., 460 Herndon Parkway, Suite 150, Herndon, VA 20170, Attention: Andrea Mancuso, Facsimile No.: (703) 650-4295, with a copy to Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019-6064, Attention: Eric Goodison, Facsimile No.: (212) 492-0292;

(ii) if to the Administrative Agent or the Collateral Agent, to it at: Jefferies Finance LLC, 520 Madison Avenue, New York, New York 10022, Attention: Account Manager – HC2 Holdings, Facsimile No.: (212) 284-3444, E-mail: JFIN.ADMIN@jefferies.com;

(iii) if to a Lender, to it at its address (or facsimile number) set forth on Annex III or in the Assignment and Assumption or an Affiliated Lender Assignment and Assumption pursuant to which such Lender shall have become a party hereto; and

Notices and other communications to the Lenders hereunder may (subject to Section 11.01(b)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(b) Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the e-mail address(es) provided to Borrower by the Administrative Agent from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 11.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

(c) To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.

(d) Each Loan Party further agrees that the Administrative Agent may make the Communications available to the other Agents or the Lenders by posting the Communications on a Platform. The Platform and any Approved Electronic Communications are provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall any Agent have any liability to any Loan Party, any Lender or any other person for damages of any kind, whether or not based on strict liability and including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in contract, tort or otherwise) arising out of or related to any Loan Party’s or any Agent’s transmissions of Communications through Internet (including the Platform). Notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor. Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(e) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(f) Each Loan Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(g) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Borrower, its Subsidiaries or their securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

Section 11.02 Waivers; Amendment. (a) No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 11.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on Borrower or any other Loan Party in any case shall entitle Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Subject to Section 2.16(c) and Section 11.02(c), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall:

(i) increase or extend the expiry date of the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default (or any definition used, respectively, therein) shall constitute an increase in or extension of the expiry date of the Commitment of any Lender for purposes of this clause (i));

(ii) reduce the principal amount or premium, if any, of any Loan or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii));

(iii) postpone or extend the maturity of any Loan, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment (other than a waiver of any increase in the interest rate pursuant to Section 2.06(c)), without the written consent of each Lender directly affected thereby;

(iv) change Section 2.14(b) or (c) or Section 9.02 in a manner that would alter the order of or the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender;

(v) change any provision of this Section 11.02, change the percentages set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section 11.02) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender;

(vi) release all or substantially all of the Guarantors from their respective Guarantees (except as expressly provided in Article VII), or limit their liability in respect of such Guarantees, without the written consent of each Lender;

(vii) except as expressly permitted in this Agreement or any Security Document, release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Secured Obligations equally and ratably with the other Secured Obligations), in each case without the written consent of each Lender;

(viii) change Section 11.04(b) in a manner which further restricts assignments thereunder without the written consent of each Lender;

(ix) subordinate the Obligations under the Loan Documents to any other Indebtedness; or

(x) amend Article X in an manner that would materially increase the restrictions on exchanging Loans for Exchange Notes;

provided, further, that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent without the prior written consent of the Administrative Agent or the Collateral Agent, as the case may be and (2) any waiver, amendment or modification prior to the achievement of a successful syndication of the credit facility provided herein (as determined by the Arranger in its sole discretion) may not be effected without the written consent of the Arranger. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrower, the Required Lenders and the Administrative Agent if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of, premium, if any, and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (z) Section 2.16(b) is complied with.

(c) Without the consent of any other person, the applicable Loan Party or Loan Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by applicable Legal Requirements to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or assets so that the security interests therein comply with applicable Legal Requirements.

Section 11.03 Expenses; Indemnity; Damage Waiver. (a) The Loan Parties agree, jointly and severally, to pay, promptly upon demand:

(i) all reasonable and documented out-of-pocket costs and expenses incurred by the Arranger, the Administrative Agent and the Collateral Agent in connection with the syndication of the Loans and Commitments, the preparation, negotiation, execution and delivery of the Loan Documents, the Exchange Notes and the Exchange Notes Indenture, the administration of the Credit Extensions, and any actual or proposed amendment, supplement or waiver of any of the Loan Documents, the Exchange Notes and the Exchange Notes Indenture (whether or not the transactions contemplated hereby or thereby shall be consummated) and any issuance or proposed issuance of Exchange Notes, including the reasonable and documented fees and out-of-pocket disbursements of one Advisor to the Administrative Agent, the Collateral Agent and the Arranger, taken as a whole, and filing and recording reasonable and documented out-of-pocket fees and expenses, with statements with respect to the foregoing to be submitted to the Loan Parties prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the applicable Agent shall deem appropriate);

(ii) all reasonable and documented fees and out-of-pocket costs and expenses incurred by the Administrative Agent or the Collateral Agent, including the reasonable and documented fees and out-of-pocket disbursements of one Advisor for the Administrative Agent and the Collateral Agent, in connection with any action, claim, suit, litigation, investigation, inquiry or proceeding affecting the Collateral or any part thereof, in which action, claim, suit, litigation, investigation, inquiry or proceeding the Administrative Agent or the Collateral Agent is made a party or participates or in which the right to use the Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of the Administrative Agent or the Collateral Agent to defend or uphold the Liens granted by the Security Documents (including any action, claim, suit, litigation, investigation, inquiry or proceeding to establish or uphold the compliance of the Collateral with any Legal Requirements); and

(iii) all reasonable and documented out-of-pocket costs and expenses incurred by the Arranger, the Administrative Agent, the Collateral Agent, any other Agent or any Lender, including the reasonable and documented fees, charges and documented out-of-pocket disbursements of Advisors for any of the foregoing (limited to, in the case of the Lenders, documented fees and out-of-pocket disbursements of one Advisor for the Lenders), incurred in connection with the enforcement or protection of its rights under the Loan Documents, the Exchange Notes and the Exchange Notes Indenture, including its rights under this Section 11.03(a), or in connection with the collection of the Secured Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Secured Obligations.

(b) The Loan Parties agree, jointly and severally, to indemnify the Agents and each Lender and each of their respective Related Persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable and documented out-of-pocket costs and any and all losses, claims, damages, liabilities, fees, fines, penalties, actions, judgments, suits and related expenses, including reasonable and documented fees and out-of-pocket disbursement of one Advisor of the Lenders and one Advisor of each Agent (collectively, “Claims”), incurred by, imposed on or asserted against any Indemnitee, directly or indirectly, arising out of, in any way connected with, or as a result of (i) the execution, delivery, performance, administration or enforcement of the Loan Documents or any agreement or instrument contemplated thereby or the performance by the parties thereto of their respective obligations thereunder, (ii) any actual or proposed use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, (iv) any Environmental Liability or any non-compliance with, or violation of, Environmental Laws or Environmental Permits applicable to any Company, or any Company’s business, or any property presently owned, leased, or operated by any Company, (v) the consummation of the Transactions and the other transactions contemplated hereby (including the syndication of the Credit Facility) or (vi) any actual or prospective action, claim, suit, litigation, investigation, inquiry or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or otherwise, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have directly resulted solely from the gross negligence or willful misconduct of such Indemnitee. This Section 11.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) The Loan Parties agree, jointly and severally, that, without the prior written consent of the Administrative Agent and any affected Lender, which consent(s) will not be unreasonably withheld, the Loan Parties will not enter into any settlement of a Claim in respect of the subject matter of clauses (i) through (ix) of Section 11.03(b) unless such settlement includes an explicit and unconditional release from the party bringing such Claim of all Indemnitees.

(d) The provisions of this Section 11.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans and any other Secured Obligations, the release of any Guarantor or of all or any portion of the Collateral, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents or any Lender. All amounts due under this Section 11.03 shall be accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(e) To the extent that the Loan Parties fail to indefeasibly pay any amount required to be paid by them to the Agents under Sections 11.03(a) or (b) in accordance with Section 9.03(g), each Lender severally agrees to pay to the Agents such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed Claim was incurred by or asserted against any of the Agents in its capacity as such. For purposes of this Section 11.03(e), a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total outstanding Loans and unused Commitments at the time.

(f) To the fullest extent permitted by applicable Legal Requirements, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, exemplary, consequential, or punitive damages (including any loss of profits, business or anticipated savings) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby.

(g) All amounts due under this Section 11.03 shall be payable not later than 10 days after written demand therefor.

Section 11.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent and each Lender, which consent may be withheld in their respective sole discretion (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void). Nothing in this Agreement or any other Loan Document, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent expressly provided in Section 11.04(e) and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b) Any Lender shall have the right at any time to assign to one or more assignees (other than any Company or any Affiliate thereof except as provided in Section 11.04(j) below or a natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(i) except in the case of (A) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (B) any assignment made in connection with the primary syndication of the Commitments and Loans by the Arranger or (C) an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption or an Affiliated Lender Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (it being understood that each such delivery shall be deemed a representation by the assignee that it is not a Disqualified Lender or an Affiliate of a Disqualified Lender (so long as the list of Disqualified Lenders has been made available to all Lenders), together with a processing and recordation fee of $3,500; provided that such fee shall not be payable in the case of an assignment by any Lender to an Approved Fund of such Lender;

(iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(v) the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned);

(vi) Borrower must give its prior written consent to any assignment to a Disqualified Lender so long as a list of Disqualified Lenders has been made available to all Lenders by Borrower; and

Subject to acceptance and recording thereof pursuant to Section 11.04(d), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (provided that any liability of Borrower to such assignee under Section 2.12, 2.13 or 2.15 shall be limited to the amount, if any, that would have been payable thereunder by Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 11.03).

(c) The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 11.04(b) and any written consent to such assignment required by Section 11.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 11.04(b). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the requirements of this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.04(e). To the extent any Lender exchanges its Loans (and related Notes) hereunder for Exchange Notes, the Loans and any Notes so exchanged shall be immediately and automatically cancelled and retired, and Borrower shall in no event become a Lender hereunder. To the extent of any such exchange by a Lender hereunder, such Lender shall be relieved of obligations hereunder with respect to the exchanged Loans. If any Lender exchanges all of its Loans (and related Notes) hereunder pursuant to one or more Exchanges, such Person shall relinquish its rights (other than any rights which survive the termination hereof under Section 11.05) and be released from its obligations hereunder (provided, anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such Lender as a Lender hereunder).

(e) Any Lender shall have the right at any time, without the consent of, or notice to Borrower, the Administrative Agent or any other person to sell participations to any person (other than to a Person that is not an Eligible Assignee; provided that for the purposes of this provision, Disqualified Lenders shall be deemed to be Eligible Assignees unless a list of Disqualified Lenders has been made available to all Lenders by Borrower)) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) is described in clauses (i), (ii) or (iii) of the proviso to Section 11.02(b) and (2) directly affects such Participant. Subject to Section 11.04(f), each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.04(b). To the extent permitted by Legal Requirements, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees in writing to be subject to Section 2.14(c) as though it were a Lender. Each Lender shall, acting for this purpose as an agent of Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender (and Borrower, to the extent that the Participant requests payment from Borrower) shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(f) A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the greater payment results from a Change in Law after the date the participation was sold to the Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Sections 2.15(f) and (g) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 11.04(g) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Without limiting the foregoing, in the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of Borrower, the Administrative Agent or any other person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof; provided further that nothing herein shall make the SPC a “Lender” for the purposes of this Agreement, obligate Borrower or any other Loan Party or the Administrative Agent to deal with such SPC directly, obligate Borrower or any other Loan Party in any manner to any greater extent than they were obligated to the Granting Lender, or increase costs or expenses of

Borrower. The Loan Parties and the Administrative Agent shall be entitled to deal solely with, and obtain good discharge from, the Granting Lender and shall not be required to investigate or otherwise seek the consent or approval of any SPC, including for the approval of any amendment, waiver or other modification of any provision of any Loan Document. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 11.04(h), any SPC may (i) with notice to, but without the prior written consent of, Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(i) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirement, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(j) Certain Permitted Loan Repurchases. Notwithstanding anything to the contrary contained in this Section 11.04 or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Borrower may repurchase Loans on the following basis:

(i) Borrower may repurchase all or any portion of the Loans of one or more Lenders pursuant to an Assignment Agreement between Borrower and such Lender or Lenders; provided that, with respect to such repurchases, Borrower shall simultaneously provide a copy of such Assignment Agreement and any other agreements between Borrower and such Lender with respect to such repurchase to Administrative Agent;

(iii) Borrower shall conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Loans (such Loans, the “Offer Loans”) of Lenders, provided that, (A) Borrower delivers a notice of the Loans that will be subject to such Auction to Administrative Agent (for distribution to the Lenders) no later than noon (New York City time) at least five Business Days in advance of a proposed consummation date of such Auction indicating (1) the date on which the Auction will conclude, (2) the maximum principal amount of Loans Borrower is willing to purchase in the Auction and (3) the range of discounts to par at which Borrower would be willing to repurchase the Offer Loans; (B) the maximum dollar amount of the Auction shall be no less than an aggregate $1,000,000 or an integral multiple of $250,000 in excess thereof; (C) Borrower shall hold the Auction open for a minimum period of two Business Days; (D) a Lender who elects to participate in the Auction may choose to tender all or part of such Lender’s Offer Loans; (E) the Auction shall be made to Lenders holding the Offer Loans on a pro rata basis in accordance with their Pro Rata Shares; and (F) the Auction shall be conducted pursuant to such procedures as the Administrative Agent may establish which are consistent with this Section 11.04(j) and are reasonably acceptable to Borrower and any applicable auction manager, that a Lender must follow in order to have its Offer Loans repurchased;

(iv) With respect to all repurchases made by Borrower pursuant to this Section 11.04(j), (A) Borrower shall pay to the applicable assigning Lender all accrued and unpaid interest, if any, on the repurchased Loans to the date of repurchase of such Loans, (B) Borrower shall represent that, as of the launch date of the related Auction and the effective date of any Assignment Agreement, it is not in possession of any material non-public information regarding Borrower, its Subsidiaries, or their assets or securities, that (x) has not been disclosed generally to the Lenders which are not “public side” Lenders prior to such date and (y) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Loans to such Person, and (C) such repurchases shall not be deemed to be voluntary prepayments pursuant to Section 2.10(a); and

(v) Following repurchase by Borrower pursuant to this Section 11.04(j), the Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Borrower), for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (C) the determination of Requisite Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document. In connection with any Loans repurchased and cancelled pursuant to this Section 11.04(j), Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation. Any payment made by Borrower in connection with a repurchase permitted by this Section 11.04(j) shall not be subject to the provisions of either Section 2.13 or Section 2.14(c). Failure by Borrower to make any payment to a Lender required by an agreement permitted by this Section 11.04(j) shall not constitute an Event of Default under Section 8.1(a).

Notwithstanding anything to the contrary contained in this Section 11.04 or any other provision of this Agreement, Affiliated Lenders, may repurchase outstanding Loans on the following basis:

(i) No Affiliated Lender (other than an Affiliated Debt Fund) shall have the right to purchase any Loan if, after giving effect to such purchase, Affiliated Lenders (other than Affiliated Debt Funds) in the aggregate would own Loans with an aggregate principal amount in excess of 25% of the aggregate principal amount of all Loans then outstanding;

(ii) No Affiliated Lender (other than an Affiliated Debt Fund) shall have any right, (A) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Loan Document, (B) to require any Agent or other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Loan Document, (C) to otherwise vote on any matter related to this Agreement or any other Loan Document, (D) to attend any meeting with any Agent or Lender or receive any information from any Agent or Lender or (E) to make or bring any claim, in its capacity as a Lender, against the Agent or any Lender with respect to the duties and obligations of such Persons under the Loan Documents, provided, that (x) no amendment, modification or waiver shall deprive such Affiliated Lender, in its capacity as Lender, of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder and (y) with respect to any amendment, modification, waiver, consent or other action described in clauses (i), (ii), (iii) or (iv) of the first proviso of Section 11.02(b) that adversely affects such Affiliated Lender (in its capacity as a Lender) in a disproportionally adverse manner as compared to other Lenders, such Affiliated Lender shall be deemed to have voted its interest as a lender without discretion in such proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders; and

(iii) each applicable assignee (other than an Affiliated Debt Fund) shall represent to the Lender assigning such Loans, as of the effective date of any assignment that it is not in possession of any material non-public information regarding Borrower, its Subsidiaries, or their assets or securities, that (x) has not been disclosed generally to the Lenders which are not “public side” Lenders prior to such date and (y) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Loans to such Person.

Section 11.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the reports, certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation is outstanding and so long as the Commitments have not expired or terminated. The provisions of Article IX and Sections 2.12 to 2.15, 9.06, 11.03 and 11.08 to 11.10 shall survive and remain in full force and effect regardless of the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 11.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.08 Right of Setoff; Marshalling; Payments Set Aside. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. None of any Agent or any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 11.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether sounding in contract, tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to any choice of law principles that would apply the laws of another jurisdiction.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Administrative Agent, any other Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 11.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than facsimile or email) in Section 11.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

Section 11.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, THE TRANSACTIONS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

Section 11.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 11.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Approved Funds’ directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority or any quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, or (iii) any actual or prospective investor in an SPC, (g) with the consent of Borrower, (h) to any rating agency when required by it, (i) to an investor or prospective investor in securities issued by an Approved Fund of any Lender that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by an Approved Fund of any Lender or to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by an Approved Fund of any Lender in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by such Approved Fund, or (j) to the extent such Information (x) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 11.12 or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower or any Subsidiary. In addition, each of the Administrative Agent and the Lenders may disclose the existence of this Agreement and the information about this Agreement to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. For the purposes of this Section 11.12, “Information” shall mean all information received from Borrower relating to Borrower or any of its Subsidiaries or its business that is clearly identified at the time of delivery as confidential, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower. Any person required to maintain the confidentiality of Information as provided in this Section 11.12 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

Section 11.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Legal Requirements, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 11.14 Assignment and Assumption. Each Lender to become a party to this Agreement (other than the Administrative Agent and any other Lender that is a signatory hereto) shall do so by delivering to the Administrative Agent an Assignment and Assumption duly executed by such Lender, Borrower (if Borrower consent to such assignment is required hereunder) and the Administrative Agent.

Section 11.15 Obligations Absolute. To the fullest extent permitted by applicable law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection or loss of priority of any Liens on any or all of the Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 11.16 Waiver of Defenses; Absence of Fiduciary Duties. (a) Each of the Loan Parties hereby waives any and all suretyship defenses available to it as a Guarantor arising out of the joint and several nature of its respective duties and obligations hereunder (including any defense contained in Article VII).

(b) Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan

Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

Section 11.17 USA Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and taxpayer identification number of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers or other authorized signatories as of the day and year first above written.

HC2 Holdings, Inc., as Borrower

By	/s/ Keith Hladek
Name: Keith Hladek
Title: Chief Operating Officer

PTGi International Holding Inc., as a Subsidiary Guarantor

By	/s/ Keith Hladek
Name: Keith Hladek
Title: Chief Operating Officer

PTGi International, Inc., as a Subsidiary Guarantor

By	/s/ Keith Hladek
Name: Keith Hladek
Title: Chief Operating Officer

Arbinet Corporation, as a Subsidiary Guarantor

By	/s/ Keith Hladek
Name: Keith Hladek
Title: Chief Operating Officer

HC2 Tech Ventures, LLC, as a Subsidiary Guarantor

By	/s/ Keith Hladek
Name: Keith Hladek
Title: Chief Operating Officer

HC2 Holdings 2, Inc., as a Subsidiary Guarantor

By	/s/ Keith Hladek
Name: Keith Hladek
Title: Chief Operating Officer

CREDIT AGREEMENT

HC2 Investment Securities, Inc. , as a Subsidiary Guarantor

By	/s/ Keith Hladek
Name: Keith Hladek
Title: Chief Operating Officer

CREDIT AGREEMENT

JEFFERIES FINANCE LLC, as Arranger, Book Manager, Documentation Agent and Syndication Agent

By	/s/ J. Paul McDonnell
Name: J. Paul McDonnell
Title: Managing Director

JEFFERIES FINANCE LLC, as Administrative Agent and Collateral Agent

By	/s/ J. Paul McDonnell
Name: J. Paul McDonnell
Title: Managing Director

JEFFERIES FINANCE LLC as a Lender

By	/s/ J. Paul McDonnell
Name: J. Paul McDonnell
Title: Managing Director

CREDIT AGREEMENT

Annex I

Initial Lenders and Commitments

Initial Interim Term Loan Commitment

Lender	Term Commitments	Applicable Percentage
Jefferies Finance LLC	$214,000,00	100%

Total	$214,000,000	100%

Delayed Draw Interim Term Loan Commitment

Lender	Term Commitments	Applicable Percentage
Jefferies Finance LLC	$36,000,000	100%

Total	$36,000,000	100%

Annex I-1